                                                                    EXHIBIT 99.1



                           PRO FORMA VALUATION REPORT
                              HAMPDEN BANCORP, INC.

                          PROPOSED HOLDING COMPANY FOR
                                  HAMPDEN BANK

                           SPRINGFIELD, MASSACHUSETTS

                                  DATED AS OF:
                                SEPTEMBER 1, 2006









                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209


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RP(R) FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants

                                                               September 1, 2006


Board of Directors
Hampden Bancorp, MHC
Hampden Bank
19 Harrison Avenue
Springfield, Massachusetts  01102

Members of the Board of Directors:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of stock issuance described below. This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" as set forth by the OTS, and applicable regulatory interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Deposit Insurance Corporation ("FDIC") and the Massachusetts Division of Banks in the absence of separate written valuation guidelines.


DESCRIPTION OF PLAN OF CONVERSION

     On June 1, 2004, Hampden Bank ("Hampden" or the "Bank") reorganized into the mutual holding company structure. As part of the reorganization, Hampden formed Hampden Bancorp, MHC (the "MHC"), a Massachusetts-chartered mutual holding company regulated by the Federal Reserve Board. At such time, Hampden became a state-chartered stock savings bank, and a wholly-owned subsidiary of the MHC. No shares were publicly issued at the time of the MHC reorganization.

     The respective Boards of Directors of the MHC and the Bank adopted a plan of conversion on July 25, 2006. Pursuant to the plan of conversion, the organization will convert from the mutual holding company form of organization to the full stock form and will sell shares of common stock to the public in a stock offering. The MHC will be merged into the Bank and Hampden Bancorp, Inc. ("Hampden Bancorp" or the "Company"), a Delaware corporation, will own 100% of the Bank. When the stock issuance is completed, all of the capital stock of the Bank will be owned by Hampden Bancorp, and all of the common stock of Hampden Bancorp will be owned by public stockholders.


--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS
Rosslyn Center                                       Telephone:  (703) 528-1700
1700 North Moore Street, Suite 2210                    Fax No.:  (703) 528-1788
Arlington, VA  22209                             Toll-Free No.:  (866) 723-0594
www.rpfinancial.com                               E-Mail:  mail@rpfinancial.com


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     Pursuant to the plan of conversion, Hampden Bancorp will offer its stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, The Tax-Qualified Employee Benefit Plans and Employees, Officers, Directors, Trustees and Corporators. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct or syndicated community offering.

     At this time, no other activities are contemplated for Hampden Bancorp other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by Hampden Bancorp. In the future, Hampden Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

     The plan of conversion provides for the establishment of the Hampden Bank Charitable Foundation (the "Foundation"). The Foundation will be funded with common stock contributed by the Company in an amount equal to 5% of the shares issued publicly. The Foundation will be dedicated to assist the communities within Hampden's market area beyond community development and lending and will enhance the Bank's current activities under the Community Reinvestment Act.


RP(R) FINANCIAL, LC.

     RP(R) Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by Hampden to assist in the corporate reorganization and stock issuance process.


VALUATION METHODOLOGY

     In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the prospectus as filed with the FDIC, the Massachusetts Division of Banks and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Hampden's management; Wolf & Company, P.C., the Bank's independent auditor; Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Hampden's conversion counsel; and Keefe Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with the Bank's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information


                                       2
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and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which Hampden operates and have assessed the Bank's relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Hampden and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value of Hampden Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared Hampden's financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

     The Appraisal is based on Hampden's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers Hampden only as a going concern and should not be considered as an indication of the Bank's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that Hampden intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

     The estimated pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

VALUATION CONCLUSION

     It is our opinion that, as of September 1, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $60,112,500 at the midpoint, equal to 6,011,250 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $51,095,630 and a maximum value of $69,129,380. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 5,109,563 at the minimum and 6,912,938 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $79,498,790 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 7,949,879. Based on this valuation range, the offering range is as follows:
$48,662,500 at the minimum, $57,250,000 at the midpoint, $65,837,500 at the maximum and $75,713,130 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 4,866,250 at the minimum, 5,725,000 at the midpoint, 6,583,750 at the maximum and 7,571,313 at the supermaximum.


LIMITING FACTORS AND CONSIDERATIONS

     The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Hampden Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

     The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the financial condition and operations of Hampden Bancorp, MHC as of June 30, 2006, the date of the financial data included in the prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

                                       4
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     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Hampden, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                           Respectfully submitted,

                                           RP(R)FINANCIAL, LC.



                                           /s/ Ronald S. Riggins
                                           --------------------------------
                                           Ronald S. Riggins
                                           President and Managing Director



                                           /s/ James J. Oren
                                           --------------------------------
                                           James J. Oren
                                           Senior Vice President

                                       5

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RP(R) FINANCIAL, LC.


                                TABLE OF CONTENTS
                                  HAMPDEN BANK
                           SPRINGFIELD, MASSACHUSETTS


                                                                       PAGE
 DESCRIPTION                                                          NUMBER
 -----------                                                          ------

CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
-----------

  Introduction                                                        1.1
  Plan of Conversion                                                  1.1
  Strategic Overview                                                  1.2
  Balance Sheet Trends                                                1.4
  Income and Expense Trends                                           1.8
  Interest Rate Risk Management                                       1.12
  Lending Activities and Strategy                                     1.13
  Asset Quality                                                       1.16
  Funding Composition and Strategy                                    1.17
  Subsidiary Operations                                               1.18
  Legal Proceedings                                                   1.18



CHAPTER TWO                     MARKET AREA
-----------

  Introduction                                                        2.1
  National Economic Factors                                           2.2
  Interest Rate Environment                                           2.4
  Market Area Demographics                                            2.4
  Economy                                                             2.7
  Competition                                                         2.9
  Market Area Deposit Characteristics                                 2.10



CHAPTER THREE                   PEER GROUP ANALYSIS
-------------

  Peer Group Selection                                                3.1
  Financial Condition                                                 3.6
  Income and Expense Components                                       3.9
  Loan Composition                                                    3.12
  Credit Risk                                                         3.14
  Interest Rate Risk                                                  3.16
  Summary                                                             3.16


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                                TABLE OF CONTENTS
                                  HAMPDEN BANK
                           SPRINGFIELD, MASSACHUSETTS
                                   (CONTINUED)



                                                                       PAGE
 DESCRIPTION                                                          NUMBER
 -----------                                                          ------

CHAPTER FOUR                    VALUATION ANALYSIS
------------

  Introduction                                                         4.1
  Appraisal Guidelines                                                 4.1
  RP Financial Approach to the Valuation                               4.1
  Valuation Analysis                                                   4.2
      1. Financial Condition                                           4.3
      2. Profitability, Growth and Viability of Earnings               4.4
      3. Asset Growth                                                  4.5
      4. Primary Market Area                                           4.6
      5. Dividends                                                     4.7
      6. Liquidity of the Shares                                       4.8
      7. Marketing of the Issue                                        4.8
             A. The Public Market                                      4.9
             B. The New Issue Market                                   4.14
             C. The Acquisition Market                                 4.18
      8. Management                                                    4.18
      9. Effect of Government Regulation and Regulatory Reform         4.19
  Summary of Adjustments                                               4.19
  Valuation Approaches                                                 4.19
      1. Price-to-Earnings ("P/E")                                     4.21
      2. Price-to-Book ("P/B")                                         4.22
      3. Price-to-Assets ("P/A")                                       4.22
  Comparison to Recent Offerings                                       4.24
  Valuation Conclusion                                                 4.24

                                 LIST OF TABLES
                                  HAMPDEN BANK
                           SPRINGFIELD, MASSACHUSETTS


TABLE
NUMBER         DESCRIPTION                                                                       PAGE
------         -----------                                                                       ----


  1.1          Historical Balance Sheets                                                          1.5
  1.2          Historical Income Statements                                                       1.9


  2.1          Map of Branch Locations                                                            2.1
  2.2          Summary Demographic Data                                                           2.5
  2.3          Hampden County Employment Sectors                                                  2.8
  2.4          Top Ten Largest Employers in Hampden County                                        2.8
  2.5          Market Area Unemployment Trends                                                    2.9
  2.6          Largest Competitors in the Hampden County Market                                   2.10
  2.7          Deposit Summary                                                                    2.11


  3.1          Peer Group of Publicly-Traded Thrifts                                              3.3
  3.2          Balance Sheet Composition and Growth Rates                                         3.7
  3.3          Income as a Percent of Average Assets and Yields, Costs, Spreads                   3.10
  3.4          Loan Portfolio Composition and Related Information                                 3.13
  3.5          Credit Risk Measures and Related Information                                       3.15
  3.6          Interest Rate Risk Measures and Net Interest Income Volatility                     3.17


  4.1          Market Area Unemployment Rates                                                     4.7
  4.2          Pricing Characteristics and After-Market Trends                                    4.16
  4.3          Market Pricing Comparatives                                                        4.17
  4.4          Valuation Adjustments                                                              4.19
  4.5          Derivation of Core Earnings                                                        4.21
  4.6          Public Market Pricing                                                              4.23

                       I. OVERVIEW AND FINANCIAL ANALYSIS



INTRODUCTION

     Hampden, a state-chartered savings bank headquartered in Springfield, Massachusetts, is wholly-owned by the MHC. Hampden serves south central Massachusetts through its main office and six branch offices located in the cities of Springfield, Agawam, Longmeadows, West Springfield and Wilbraham. All of the Bank's offices are located in Hampden County. The major portion of the Bank activities is conducted within the markets served by the retail branches and surrounding contiguous markets. A map of the Bank's branch office locations is provided in Exhibit I-1. Hampden is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). At June 30, 2006, the MHC had $468.8 million in assets, $322.7 million in deposits and total equity of $31.3 million, equal to 6.7% of total assets. The discussion contained herein reflects the assets and liabilities of the Bank, inclusive of the MHC, which will be consolidated into the Bank as part of the full stock conversion transaction. The MHC's audited financial statements are included by reference as Exhibit I-2.


PLAN OF CONVERSION

     The respective Boards of Directors of the MHC and the Bank adopted a plan of conversion on July 25, 2006. Pursuant to the plan of conversion, the organization will convert from the mutual holding company form of organization to the full stock form and will sell shares of common stock to the public in a stock offering. The MHC will be merged into the Bank and the newly created Hampden Bancorp will own 100% of the Bank. When the stock issuance is completed, all of the capital stock of the Bank will be owned by Hampden Bancorp, and all of the common stock of Hampden Bancorp will be owned by public stockholders.

     At this time, no other activities are contemplated for the Company other than the ownership of the Bank, providing a loan to the newly-formed employee stock ownership plan (the "ESOP") and reinvestment of the proceeds that are retained by the Company. In the future,

                                      1.1

Hampden Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

     The plan of conversion provides for the establishment of the Hampden Bank Charitable Foundation (the "Foundation"). The Foundation will be funded with common stock contributed by the Company in an amount equal to 5% the gross proceeds of the shares sold in the offering, not including the Foundation. The Foundation will be dedicated to assist the communities within Hampden's market area beyond community development and lending and will enhance the Bank's current activities under the Community Reinvestment Act ("CRA").


STRATEGIC OVERVIEW

     Prior to the 1990s, Hampden historically operated as a "bond bank", with an operating strategy of accepting retail deposits in the form of large balance certificates of deposit ("CDs") from local customers and investing such funds into government bonds and other low risk securities. The loan portfolio constituted approximately 30% of assets in the early 1990s, and profitability was achieved through maintenance of low operating expenses, with a minimal level of personnel. Beginning in the early 1990s, under new management, the Bank's deposit and loan product lines were expanded, additional personnel were hired, and loan growth increases were funded by deposits and increased use of borrowings. The Bank also made a substantial investment in technology to provide for increased operating efficiencies and more cost-effective growth. In the mid-1990s, initial lending increases were focused in first mortgage lending and consumer lending, two traditional lending areas with relatively low credit risk.

     In the late 1990s, the Bank determined that future viability and success would require additional diversification of lending activities. Since that time, personnel and systems have been added to the infrastructure to facilitate increased commercial real estate lending, residential home equity and second mortgage lending, construction lending and commercial business lending. Such growth was funded through deposit growth whereby a broader line of both retail and business deposit products were developed and marketed. Experienced personnel were hired, policies and procedures were prepared and applied, and a management structure was established to enable stronger growth. Regarding back-office operations, the accounting, marketing and

                                      1.2
technology areas were improved and organized to support and enable the Bank's longer term business and strategic plan. Three additional retail branch offices were opened since 2000, all in leased facilities, to assist in enabling the desired growth in deposits and to expand the "reach" of Bank in the local market area served. As an indication of the diverse methods used to expand operations, Hampden has made increased use of borrowed funds to fund lending and investment operations.

     The post-offering business plan of the Bank is expected to continue to focus on products and services which have facilitated Hampden's recent growth. Specifically, Hampden will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Bank will continue to emphasize commercial real estate loans, home equity loans, construction loans and commercial business loans as the primary areas of lending diversification.

     The Bank's Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of Hampden. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of Hampden. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Hampden's higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank's interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. The stock offering proceeds will provide supplemental funding for lending and increase the Bank's loan growth potential, as well as position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. The Bank will also be better positioned to pursue growth through acquisition of other financial institutions or financial services providers given its strengthened capital position and the ability to use stock as merger currency. At this time, the Bank's conversion business plan indicates that a number of additional branch offices will be established over the next five years. The projected uses of proceeds are highlighted below.

                                      1.3

     o HAMPDEN BANCORP, INC. The Company intends to retain up to 50% of the remaining net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

     o HAMPDEN. Approximately 50% of the remaining net stock proceeds will be infused into the Bank in exchange for all of the Bank's newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

     Overall, it is the Bank's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Hampden's operations.


BALANCE SHEET TRENDS

     Table 1.1 shows the Bank's historical balance sheet data for the past five years, with information prior to June 1, 2004 representing the operations of the Bank, and information after June 1, 2004 representing operations of the MHC, inclusive of the Bank. From fiscal year end 2002 through fiscal year end 2006, Hampden's assets increased at a 9.5% annual rate. Asset growth was largely channeled into loan growth, and loans currently constitute the major portion of the Bank's IEA composition. Loan growth has been funded with a combination of deposits and borrowings, as well as redeployment of cash and investments. A summary of Hampden's key operating ratios for the past five years are presented in Exhibit I-3.

     Hampden's loans receivable increased at a 16.6% annual rate from year end 2002 through year end 2006; in contrast, total assets increased at a slower annual rate of 9.5% over the same period. As a result, the loans-to-assets ratio increased from 52.8% at fiscal year end 2002 to 67.9% at fiscal year end 2006. The lending diversification strategy is evident in that 34.9% of total loans consisted of 1-4 family loans at fiscal year end 2006, down from a high of 49.5% at June 30, 2002. Home equity loans have increased from 8.9% of loans at year end 2002 to 20.0% at June 30, 2006. Construction loans totaled 7.0% of loans at the end of fiscal year 2006, an increase from a zero balance five years earlier. The remaining portion of the real estate secured

                                      1.4

                                                               Table 1.1
                                                          Hampden Bancorp, MHC
                                                      Historical Balance Sheets


                                                                                                                         6/30/02-
                                                                         As of June 30,                                  6/30/06
                          --------------------------------------------------------------------------------------------    Annual.
                                 2002              2003               2004                2005              2006        Growth Rate
                          ----------------   ----------------   -----------------   ----------------  ----------------  -----------
                          AMOUNT    PCT(1)    AMOUNT   PCT(1)   AMOUNT     PCT(1)   AMOUNT    PCT(1)   AMOUNT    PCT(1)     PCT
                          ($000)     (%)      ($000)    (%)     ($000)      (%)     ($000)     (%)     ($000)     (%)       (%)
TOTAL AMOUNT OF:
Assets                    $326,076  100.00%  $409,592  100.00%  $410,549   100.00%  $419,628  100.00%  $468,786  100.00%    9.50%
Loans Receivable (net)     172,258   52.83%   214,629   52.40%   249,903    60.87%   269,269   64.17%   318,202   67.88%   16.58%
Cash and Equivalents        12,064    3.70%    16,206    3.96%    18,878     4.60%     8,769    2.09%    14,861    3.17%    5.35%
Investment Securities      133,355   40.90%   162,980   39.79%   124,199    30.25%   124,006   29.55%   116,034   24.75%   -3.42%
Fixed Assets                 4,921    1.51%     4,711    1.15%     4,762     1.16%     4,553    1.09%     4,614    0.98%   -1.60%
Bank Owned Life Insurance        0    0.00%     7,544    1.84%     7,913     1.93%     8,195    1.95%     8,497    1.81%       NM
Other Assets                 3,478    1.07%     3,522    0.86%     4,894     1.19%     4,836    1.15%     6,579    1.40%   17.27%

Deposits                   241,189   73.97%   331,659   80.97%   317,053    77.23%   311,208   74.16%   322,714   68.84%    7.55%
FHLB Advances, Other
 Borrowed Funds             54,193   16.62%    45,312   11.06%    61,558    14.99%    73,878   17.61%   111,059   23.69%   19.65%
Other Liabilities            1,271    0.39%     1,532    0.37%     1,855     0.45%     2,513    0.60%     3,739    0.80%   30.97%
Retained Earnings           29,423    9.02%    31,089    7.59%    30,083     7.33%    32,029    7.63%    31,274    6.67%    1.54%

AFS Adjustment               1,580    0.48%     1,667    0.41%      (706)   -0.17%      (578)  -0.14%    (2,353)  -0.50%     --

Offices Open                     5                 5                   5                   6                  7              --

(1)   Ratios are as a percent of ending assets.
Source:  Audited financial statements and RP Financial calculations.



                                      1.5
loan portfolio consisted of multi-family/commercial real estate loans, which while increasing in total balance, decreased as a percent of the loan portfolio to total 28.5% of loans at June 30, 2006. Commercial business loans represent the largest area of diversification into non-mortgage lending, and such loans comprised 7.1% of loans at June 30, 2006, while consumer and other loans totaled 2.7%. Overall, since fiscal year end 2002, the proportion of non-mortgage loans as a percent of total loans has remained relatively steady at approximately 10% of total loans.

     The objectives of the Bank's investment policy is to provide adequate liquidity, generate a favorable return and assist in reducing the corporate tax liability within the context of supporting Hampden's overall credit risk, lending activities and interest rate risk objectives. Regarding the portion of the conversion proceeds to be retained by the Company, it is anticipated these proceeds, similar to the proceeds downstreamed to the Bank, will primarily be initially invested into investments with short-term maturities. Over the past five years, the Bank's level of cash and investment securities (inclusive of FHLB stock) has trended lower, decreasing from 44.6% of assets at year end 2002 to 27.9% of assets at year end 2006, reflecting the strategic initiative to increase asset yields through increased proportion of loans to assets. Mortgage-backed securities ("MBS"), including agency and privately-issued MBS, totaled $80.4 million at fiscal year end 2006 and comprised the most significant component of the Bank's investment portfolio. In an effort to limit potential interest rate risk, MBS are generally purchased with average lives of 5 years or less at the time of purchase. Other investments held by the Bank at June 30, 2006 consisted of U.S. Government and agency obligations ($24.0 million), corporate bonds ($2.1 million), common stocks ($2.5 million), FHLB stock ($5.3 million) and other investments ($2.0 million). The common stock portfolio contains a relatively large number of stock investments, limiting the exposure in one individual investment. All of the Bank's investment securities are classified as available-for-sale ("AFS"), and as of June 30, 2006, there was a realized pre-tax loss of $3.8 million. Hampden also maintained cash and cash equivalents of $14.9 million at June 30, 2006, equal to 3.2% of assets. Exhibit I-4 provides historical detail of the Bank's investment portfolio.

     In order to limit state income taxes, Hampden maintains a portion of the investment portfolio in a Massachusetts passive investment subsidiary, Hampden Investment Corporation.

                                      1.6

At June 30, 2006, approximately $57.6 million of securities, primarily U.S. government and agency securities and MBS were held by this subsidiary.

     Hampden maintains an investment in bank-owned life insurance ("BOLI") policies, which cover the lives of a number of the Bank's senior officers. The purpose of the investment is to provide funding for the benefit plans of the covered individuals, while at the same time providing for tax-advantaged investment returns for the Bank. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2006, the cash surrender value of the Bank's BOLI equaled $8.5 million, or 1.8% of assets. Income from this investment totaled $302,000 for fiscal 2006.

     Over the past five years, Hampden's funding needs have been substantially met through retail deposits, borrowings, internal cash flows and retained earnings. From year end 2002 through fiscal year end 2006, the Bank's deposits increased at an annual rate of 7.6%. Deposits increased dramatically in fiscal 2003, primarily due to a special deposit product offering consisting of CDs with terms of up to five years, a promotion which raised in excess of $75 million within a short period of time. Since fiscal 2003, deposits have trended modestly lower, as the Bank has allowed higher cost funds to be withdrawn in an attempt to manage funding costs and interest rate risk. Certain net withdrawals in the CDs base have been offset by increases in core deposit accounts, which is a strategic focus of the Bank. Deposits as a percent of assets declined from 81.0% at year end 2003 to 68.8% at year end 2006 as the Bank has made additional use of borrowed funds to support its growth objectives. The balances of transaction and savings accounts have trended upward in recent years, equaling 38.4% of total deposits at June 30, 2006, an increase from 33.9% as of June 30, 2004.

     Borrowings have served as an alternative funding source to address funding needs for growth, managing funding costs and managing interest rate risk. Borrowings have become a more prominent funding source for the Bank during the past five years, increasing from 16.6% of assets at fiscal year end 2002 to 23.7% of assets at fiscal year end 2006. The Bank's use of borrowings has generally been limited to FHLB advances and at June 30, 2006 the $111.1 million of borrowings held by the Bank consisted of $99.8 million of FHLB advances, while the remaining $11.2 million consisted of repurchase agreements with business customers whereby the funds are swept into overnight interest bearing accounts.

                                      1.7

     Since year end 2002, the retention of earnings, net of the adjustment for the net unrealized loss or gain on AFS securities have translated into an annual equity growth rate of 1.5% for the Bank. Asset growth outpaced the Bank's equity, as Hampden's equity-to-assets ratio decreased from 9.0% at year end 2002 to 6.7% at year end 2006, as the Bank sought to leverage its equity. The equity growth rate has been limited by the Bank's relatively low profitability level and a decline in the net unrealized loss on AFS securities. As of June 30, 2006, the AFS adjustment, net of taxes, was a negative $2.4 million, representing 0.5% of assets, representing a reduction from a positive $1.6 million as of June 30, 2002. All of the Bank's capital consists of tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2006, resulting in "well capitalized" status. The addition of stock proceeds will serve to strengthen Hampden's capital position, support growth objectives, and improve Hampden's competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented. At the same time, as the result of the Bank's higher pro forma capital position, Hampden's ROE can be expected to initially be below industry averages following its stock offering.


INCOME AND EXPENSE TRENDS

     Table 1.2 shows the Bank's historical income statements for the past five years. While the Bank reported positive earnings over the past five years, current profitability is at a five year low at 0.23% of average assets, as compared to a high of 0.44% of average assets during 2002 and 2005. The lower current return is attributable to a reduced net interest income ratio and higher non-operating expenses ratio. Other revenues for the Bank largely are derived from customer service fees and increases in the cash surrender value of life insurance policies, which constitute the major portion of the Bank's non-interest operating income. Favorable credit quality through June 30, 2006 has served to steadily decrease the amount of loan loss provisions the Bank established over the past five years. Gains realized from the sale of fixed rate loans have been an ongoing, yet minor, factor in the Bank's earnings, while gains and loss on the sale of investments and other assets typically have not been significant.


                                      1.8

                                                        Table 1.2
                                                   Hampden Bancorp, MHC
                                               Historical Income Statements


                                                                      FOR THE FISCAL YEAR ENDED JUNE 30,
                        ----------------------------------------------------------------------------------------------------------
                                2002                 2003                 2004                  2005                   2006
                        -----------------     ----------------     ------------------    -----------------      ------------------
                        AMOUNT      PCT(1)    AMOUNT   PCT(1)      AMOUNT     PCT(1)     AMOUNT      PCT(1)     AMOUNT     PCT(1)
                        ------      ------    ------   ------      ------     ------     ------      ------     ------     ------
                        ($000)        (%)     ($000)     (%)       ($000)       (%)      ($000)       (%)       ($000)       (%)

Interest Income         $19,813      6.08%    $21,220      5.77%   $20,024      4.88%    $20,427      4.92%      $23,428     5.27%
Interest Expense         (9,851)    -3.02%    (10,254)    -2.79%    (9,712)    -2.37%     (9,110)    -2.19%      (12,340)   -2.78%
                        -------    ------    --------    ------    -------    ------     -------    ------      --------   ------
Net Interest Income      $9,962      3.06%    $10,966     2.98%    $10,312      2.51%    $11,317      2.73%      $11,088     2.50%
Provision for Loan
 Losses                    (400)    -0.12%       (400)   -0.11%       (300)    -0.07%       (200)    -0.05%         (150)   -0.03%
                        -------    ------    --------    ------    -------    ------     -------    ------      --------   ------
Net Interest Income
 after Provisions        $9,562      2.93%    $10,566     2.87%    $10,012      2.44%    $11,117      2.68%      $10,938     2.46%

Other Income               $635      0.19%       $853     0.23%     $1,318      0.32%     $1,294      0.31%       $1,403     0.32%
Operating Expense        (8,544)    -2.62%     (9,255)   -2.52%     (9,935)    -2.42%     (9,971)    -2.40%      (10,817)   -2.44%
                        -------    ------    --------    ------    -------    ------     -------    ------      --------   ------
Net Operating Income     $1,653      0.51%     $2,164     0.59%     $1,395      0.34%     $2,440      0.59%       $1,524     0.34%

Gain(Loss) on Sale
 of Loans                   $60      0.02%       $215     0.06%        $63      0.02%       $143      0.03%          $25     0.01%
Gain(Loss) on Sale
 of Securities             $363      0.11%       $220     0.06%       $494      0.12%         $3      0.00%           (2)    0.00%
Gain(Loss) on
 Impairment of AFS
 Securities               ($100)    -0.03%      ($175)   -0.05%         $0      0.00%         $0      0.00%            0     0.00%
Retirement Plan Payment
 to Former President         $0      0.00%         $0     0.00%         $0      0.00%         $0      0.00%         (250)   -0.06%
                        -------    ------    --------    ------    -------    ------     -------    ------      --------   ------
Net Nonrecurring Income
 (Expense)                 $323      0.10%       $260     0.07%       $557      0.14%       $146      0.04%        ($227)   -0.05%

Net Income Before Tax    $1,976      0.61%     $2,424     0.66%     $1,952      0.48%     $2,586      0.62%       $1,297     0.29%
Income Taxes               (548)    -0.17%       (845)   -0.23%       (585)    -0.14%       (768)    -0.19%         (277)   -0.06%
                        -------    ------    --------    ------    -------    ------     -------    ------      --------   ------
Net Income (Loss)        $1,428      0.44%     $1,579     0.43%     $1,367      0.33%     $1,818      0.44%       $1,020     0.23%

ADJUSTED EARNINGS:
Net Income               $1,428      0.44%     $1,579     0.43%     $1,367      0.33%     $1,818      0.44%       $1,020     0.23%
Add(Deduct):
 Non-Operating
 (Inc)/Exp                 (263)    -0.08%        (45)   -0.01%       (494)    -0.12%         (3)     0.00%          252     0.06%
Tax Effect (2)              105      0.03%         18     0.00%        198      0.05%          1      0.00%         (102)   -0.02%
                        -------    ------    --------    ------    -------    ------     -------    ------      --------   ------
Adjusted Earnings:       $1,270      0.39%     $1,552     0.42%     $1,071      0.26%     $1,816      0.44%       $1,170     0.26%

Expense Coverage Ratio    116.6%                118.5%              103.8%                113.5%                  102.5%
Efficiency Ratio           80.6%                 78.3%               85.4%                 79.1%                   86.6%
Effective Tax Rate         27.7%                 34.9%               30.0%                 29.7%                   21.4%

(1)   Ratios are as a percent of average assets.
(2)   Assumes a 40% tax rate.
Source:  Audited financial statements and RP Financial calculations.




                                      1.9

     The principal factor leading to diminished profitability has been the decline in the net interest income ratio from 3.06% to 2.50%, and has been impacted by the balance of higher cost CDs and higher utilization of borrowed funds despite the shift in asset mix towards higher yielding loans and more leveraged equity ratio. A contributing factor has been the recent increases in short-term rates and the relatively flat yield curve that has recently prevailed. The strategic initiatives to support the yield cost spread were insufficient to offset the factors compressing spreads. Specifically, the higher loans/assets ratio and the increased proportion of higher yield lending, and an increasing concentration of lower cost transaction and savings accounts, was insufficient to offset the pressure of a flattening yield curve and the lingering effect of the higher cost special CDs as rates declined. An interest rate swap agreement with a notational amount of $20.0 million has been utilized to hedge a portion of the higher cost CD portfolio. For the fiscal year ended 2006, the Bank maintained an interest rate spread of 2.57%, which represented a decline from the prior two years. The Bank's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

     Non-interest operating income has been a fairly modest, yet increasing, contributor to the Bank's earnings over the past five years, ranging from a low of 0.19% of average assets during fiscal year 2002 to a high of 0.32% of average assets during fiscal years 2004 and 2006. Customer service fees (particularly from customer deposit accounts) and BOLI income constitute the largest sources of non-interest operating income for the Bank, followed by miscellaneous income from other banking services. The level of such income remains moderate by industry standards.

     Operating expenses represent the other major component of the Bank's earnings, ranging from a high of 2.62% of average assets during fiscal year 2002 to a low of 2.40% of average assets during fiscal year 2005, as the impact of asset growth exceeded the impact of increases in the dollar level of such expenses, particularly during fiscal years 2002 and 2003. The operating expense has been relatively stable the last three fiscal years, particularly as borrowed funds were utilized, and for fiscal year 2006, the Bank's operating expense ratio equaled 2.44%. As of June 30, 2006, the Bank's ratio of assets per full time equivalent employee equaled $4.7 million, versus a median comparable ratio of $4.6 million for all publicly-traded thrifts. Upward pressure will be placed on the Bank's expense ratio following the stock offering, due to expenses

                                      1.10
associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank's capacity to leverage operating expenses through pursuing a continued growth strategy.

     Net interest income compression has been the key factor leading to a diminished expense coverage ratio (net interest income divided by operating expenses), from 1.17 times in fiscal 2002 to 1.03 times in fiscal 2006. Comparatively, Hampden's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has eroded from 81% in fiscal 2002 to 87% in fiscal 2006.

     Over the past five years, the level of loan loss provisions has diminished from a high of 0.12% of average assets during fiscal 2002 to 0.03% during fiscal 2006. The higher loan loss provisions established during 2002 and 2003 were largely related to higher levels of loan chargeoffs, while in recent periods reserve requirements were increased modestly based on historical loan loss rates, net chargeoff levels and growth in the loan portfolio. As of June 30, 2006, the Bank maintained valuation allowances of $3.7 million, equal to 1.16% of net loans receivable and 93.50% of non-performing loans. Exhibit I-6 sets forth the Bank's loan loss allowance activity during the past five years.

     Non-operating income over the past five years has consisted mostly of gains realized from the sale of 1-4 family fixed rate loans to the secondary market and sales of securities, although the level of such sales and gains have been relatively minor. Loan sale gains ranged from a high of 0.06% of average assets during 2003 to a low of 0.01% of average assets during 2006. Securities gains reached a high in fiscal 2004 at 0.12% of average assets and have been minimal amounts in the last two fiscal years. Other types of gains and losses generally have not been a factor in the Bank's earnings. In 2006, Hampden recorded an expense of $250,000 for a final payment on a retirement plan accrual for a former president. Such net non-recurring income (expense) will be excluded from the valuation earnings base.

     The Bank's effective tax rate ranged from a low of 21.4% in 2006 to a high of 34.9% in 2003. The lower effective tax rate since fiscal 2004 (30% or lower) has been largely the result of higher income from the life insurance policies tax advantaged income from the investment

                                      1.11
securities held in the investment subsidiary operation. As set forth in the prospectus, the Bank's marginal effective statutory tax rate for the conversion proceeds approximates 35.0%.


INTEREST RATE RISK MANAGEMENT

     The Bank's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as during periods when the yield curve becomes flatter due to short-term interest rates rising faster than long-term interest rates. As of June 30, 2006, Bank's one year cumulative interest sensitivity gap position was a negative 18.9%, representing the excess of liabilities over assets that reprice in the one year time period (see Exhibit I-7). As shown, the excess of repricing liabilities were concentrated in CDs and borrowed funds in the one year period. The Bank's overall cumulative gap was a positive 0.97%.

     Hampden also utilizes an analysis that calculates the estimated changes in the Bank's net interest income that would result from instantaneous and sustained changes in the U.S. Treasury yield curve. Such computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Based on calculations performed utilizing data for the 12 months ended June 30, 2006, the percent change in estimated net interest income over the 12 month period due to a 200 basis point increase in interest rates over flat rates was a positive 4.00%, while under a 200 basis point decrease in interest rates, the percent change in estimated net interest income was a negative 8.00%. This indicates that the Bank's net interest income would benefit from a rise in interest rates.

     The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through underwriting residential mortgages that will allow for their sale to the secondary market when such a strategy is appropriate, maintaining investments as available for sale, originating and holding in portfolio short term construction loans, adjustable rate mortgage loans, variable rate commercial business loans and variable rate home equity lines of credit. As of June 30, 2006, of

                                      1.12
the Bank's total loans due after June 30, 2006, ARM loans comprised 43.7% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with varying maturities and through attempting to increase the balance of deposits in lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 38.3% of the Bank's deposits at June 30, 2006.

     The infusion of stock proceeds will serve to further limit the Bank's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank's capital position will lessen the proportion of interest rate sensitive liabilities funding assets.


LENDING ACTIVITIES AND STRATEGY

     Hampden's lending activities traditionally emphasized 1-4 family permanent mortgage loans, however the loan portfolio has been diversified in recent years, particularly commercial real estate loans and home equity loans, and, to a lesser extent, commercial business, construction and consumer loans. Going forward, the Bank intends to maintain a diversified lending strategy. Exhibit I-9 provides historical detail of Hampden's loan portfolio composition over the past five years and Exhibit I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of June 30, 2006.

     Hampden originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans with maturities of up to 30 years and maximum loan amount of generally up to $1.0 million. For residential mortgage loans held in portfolio, the Bank will lend up to a 100% loan-to-value ("LTV") for first time buyers and 95% for other buyers. Certain loans are underwritten to secondary market standards specified by Fannie Mae and on occasion the Bank has sold loans to Fannie Mae on a servicing retained basis. As a result of past loan sales, the Bank maintained a loans-serviced-for-others portfolio of $18.7 million as of June 30, 2006. As of the same date, fixed rate residential first mortgage loans totaled $16.2 million, or 14.5% of total residential mortgage loans. ARM loans offered by the Bank include loans with initial repricing terms of one, three, five, seven or ten years, which convert to a one, three or five year ARM loan after the initial repricing period. ARM loans are indexed to the to the corresponding U.S. Treasury rate.

                                      1.13

Initial rates are generally discounted from the fully indexed rate, with a smaller discount applied for loans with longer initial repricing terms. Fixed rate 1-4 family mortgage loans offered by the Bank have terms of up to 30 years. As of June 30, 2006, the Bank's outstanding balance of 1-4 family permanent mortgage loans equaled $111.8 million, million or 34.9% of total loans outstanding.

     The second largest portfolio of mortgage loans in the Bank's portfolio consisted of loans secured by commercial real estate property in nearby markets. Such loans totaled $91.2 million, or 28.5% of total loans as of June 30, 2006, and increase from $55.4 million as of June 30, 2002. Hampden originates commercial real estate loans for terms of up to 10 years. Interest rates on commercial real estate loans adjust over periods of three, five, or seven years and are indexed to FHLB rates plus a spread. Properties securing the commercial real estate loan portfolio include industrial properties, small office buildings, retail facilities, warehouses and owner-occupied properties used for businesses. Commercial real estate loans are generally originated with 80% LTV ratios. Going forward the Bank will emphasize originations of commercial real estate loans of up to $3 to $4 million secured by local or regional properties, supported by the higher pro forma capital position and higher loans-to-one borrower limit.

     Home equity loans comprise the third largest portion of the Bank's loan portfolio, and have been a strategic focus for the Bank over the past five years for yield enhancement of the loan portfolio and benefits in interest rate risk management. Hampden offers both home equity lines of credit and home equity term loans (second mortgage loans). As of June 30, 2006, such loans totaled $64.1 million, or 19.95% of the loan portfolio, compared to $15.6 million, or 8.95% of the loan portfolio as of June 30, 2002. Home equity lines of credit and second mortgage loans are generally limited to 90% LTV on a combined basis with the first mortgage. Home equity lines of credit can be drawn on for a 10 year period, after which they become term loans to be amortized over 5 years. Interest rates on home equity loans generally adjust based on the month end prime rate of interest. Similar to the recent past, home equity lending is expected to continue to be a growth area for the Bank.

     Construction loans originated by the Bank consist substantially of loans to finance the construction of both 1-4 family residences and commercial property. The Bank's 1-4 family construction lending activities consist mostly of construction financing for

                                      1.14
construction/permanent loans and, to a lesser extent, speculative loans that are extended to builders. Construction loans are offered up to an LTV ratio of 80% and require payment of interest only during the construction period. Commercial real estate construction loans are originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. As of June 30, 2006, Hampden's outstanding balance of construction loans totaled $22.3 million, or 7.0% of total loans, up from a zero balance as of June 30, 2002. This is also expected to be an area of growth for the Bank.

     Hampden originates secured and unsecured commercial loans to business customers in the market area served for the purposes of financing equipment purchases, working capital, expansion and other general business purposes. As of June 30, 2006, commercial business loans totaled $22.6 million, or 7.1% of total loans. The Bank's commercial loans are generally secured by equipment, accounts receivable and inventory, along with personal guarantees. The Bank originates term loans with either fixed or adjustable-rate features that generally amortize over a term between three and seven years. Hampden also originates revolving commercial loans that are written on demand with annual reviews, and with floating rates that are indexed to the Bank's base rate of interest. When making commercial loans, Hampden considers the financial strength of the borrower, the debt service capabilities of the borrower, projected cash flows of the business and other factors. The Bank intends to increase its level of activity in this lending area going forward, both in terms of dollar amount of loans and as a percent of total outstanding loans.

     The balance of the Bank's loan portfolio consists of consumer loans, with manufactured home loans comprising the major portion of the consumer loan portfolio. This lending area has recently been pursued in order to gain additional yield on loans while managing credit risk. The current balance of the manufactured home loan portfolio approximates $4-$5 million, and the Bank has set a portfolio limit of $7 million. The Bank purchases these loans from a third party originator located in the northeastern U.S. The consumer loan portfolio also includes modest balances of other loans such as automobile loans and loans secured by deposit accounts. As of June 30 2006, the Bank's outstanding balance of consumer loans equaled $9.6 million, or 2.7% of total loans.

                                      1.15

     Exhibit I-11 provides a summary of the Bank's lending activities over the past five years. The lending volume has been relatively consistent since 2003, and totaled $127.6 million for fiscal 2006, which was supported by originations of residential mortgage loans, commercial real estate loans and home equity loans. A large portion of the loan volume during recent periods consisted of loans to refinance existing mortgages, as borrowers took advantage of historically low mortgage rates to refinance into lower rate loans. Loan originations in fiscal 2003 and fiscal 2004 totaled approximately $127 million, while originations declined to $99.9 million in fiscal 2005. Originations of 1-4 family permanent mortgage loans comprised the largest portion of the Bank's lending volume during the past three years, accounting for 27.9% of total loans originated over that time period. Commercial real estate loans represented the second large source of the Bank's loan volume for the fiscal 2004 to 2006 period, with such loans accounting for 25.7% of loans originated during the period.

     Hampden has maintained a level of sales of longer term fixed rate residential loans over the past five years, with sales totaling $39.5 over that time period. Such loans are sold for purposes of interest rate risk management. The loans are generally sold to third parties such as Countrywide Mortgage or Fannie Mae. Hampden has not purchased loans over the past five years. The Bank sustained positive loan growth over the past five years, which served to increase net loans receivable from $175.2 million at fiscal year end 2002 to $320.7 million at fiscal year end 2006.


ASSET QUALITY

     Historically, Hampden has recorded relatively modest levels of non-performing assets ("NPAs"), but has recorded a steadily increasing balance and proportion of NPAs to assets since fiscal 2003. As shown in Exhibit I-12, Hampden's NPAs increased from $382,000, or 0.09% of assets at fiscal year end 2003, to $4,697,000, or 1.00% of assets at fiscal year end 2006. The most recent increase in NPAs has consisted primarily of loans on non-accrual status and to a lesser extent, loans more than 90 days delinquent and still accruing. The largest portion of NPAs is secured by commercial business loans, totaling $3.2 million, or 67% of total NPAs. These credits primarily consist of two borrower relationships, both of which are in workout status.

                                      1.16

Specific reserves have been placed against loans for both borrowers and the Bank believes reserves are adequate.

     To track the Bank's asset quality and the adequacy of valuation allowances, Hampden has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2006, the Bank maintained valuation allowances of $3.7 million, equal to 1.15% of net loans receivable and 79% of total NPAs.


FUNDING COMPOSITION AND STRATEGY

     Deposits have consistently accounted for the substantial portion of the Bank's interest-bearing liabilities ("IBL") composition, equal to 74.4% of total interest bearing funds at June 30, 2006. Exhibit I-13 sets forth the Bank's deposit composition for the past three fiscal years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at June 30, 2006. CDs constitute the largest portion of the Bank's deposit base, although the proportion has diminished over the most recent three fiscal years. Transaction and savings account deposits equaled $118.8 million, or 38.4% of total deposits, at June 20, 2006, versus $101.6 million, or 33.9% of total deposits, at June 30, 2004. The increase in core deposits was the result of continued efforts by the Bank to develop and market a full line of deposit products for the customer.

     As of June 30, 2006, the CD portfolio totaled $190.6 million, or 61.6% of total deposits. Hampden's current CD composition reflects a higher concentration of short-term maturities, with 57.6% scheduled to mature in one year or less. As of June 30, 2006, jumbo CDs ($100,000 or more) amounted to $99.7 million, or 52.3% of total CDs. Hampden does not maintain any brokered CDs. Beginning on August 1, 2007 and ending on September 30, 2007, there will be maturing deposits totaling approximately $61.7 million. Approximately $50.6 million of these maturing CDs are five year add-on CDs that the Bank offered as a special promotion from August 15, 2002 to September 30, 2002. Hampden intends to manage the maturing CDs based on internal cash requirements and the costs of alternative sources of funds at that time. The

                                      1.17
balance of CDs has declined since 2004 as the Bank has managed the CD base by allowing high cost funds to leave the Bank, including certain CDs that were a result of other special CD promotional products in prior years.

     Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk, particularly FHLB advances. Hampden maintained $99.8 million of FHLB advances at June 30, 2006, with laddered terms out to 2013. Approximately $12 million of the advances are callable by the FHLB. In addition, Hampden, as of June 30, 2006, had $11.2 million of repurchase agreements with business customers, representing customer deposit accounts that are swept to an interest bearing account on an overnight basis. Exhibit I-15 provides further detail of Hampden's borrowing activities during the past five years. Following the stock offering, the Bank will evaluate repaying a portion of the borrowings with conversion proceeds to improve the margin and net interest income ratio.


SUBSIDIARY OPERATIONS

     In addition to the operations of Hampden Investment Corporation, the Bank operates another subsidiary, the Hampden Insurance Agency, which is an inactive insurance agency. As of June 30, 2006, this subsidiary had $34,000 in assets, consisting of cash and real estate which the Bank uses for customer parking at the main office.


LEGAL PROCEEDINGS

     Hampden is not currently party to any pending legal proceedings that the Bank's management believes would have a material adverse effect on the Bank's financial condition, results of operations or cash flows.



                                      1.18

                            II. MARKET AREA ANALYSIS

INTRODUCTION

     Hampden conducts operations through its main office in Springfield, Massachusetts, and six branch offices, including two in Springfield and one each in Agawam, Longmeadow, West Springfield, and Wilbraham. The markets served by the Bank's branches are primarily urban or suburban in character, within the Springfield metropolitan statistical area ("MSA"). The majority of the Bank's activities are conducted in the largely suburban areas surrounding the Bank's offices. The major cities and population centers within the Bank's market area include Springfield, West Springfield, Holyoke, Northampton, Westfield and Chicopee.

     The Pioneer Valley of western Massachusetts encompasses the fourth largest metropolitan area in New England. The Springfield MSA covers a relatively diverse area ranging from densely populated urban areas such as Springfield to outlying rural areas. A map showing the location of the Bank's offices in Hampden County is set forth below. Details regarding the Bank's offices are set forth in Exhibit II-1.

                                 Table 2.1
                                Hampden Bank
                          Map of Branch Locations


                                      [MAP]



                                       2.1

     The regional market for financial services has become increasingly competitive over the last decade following regional consolidation of financial institutions. Specifically, regional and superregional financial institutions headquartered outside of the local market have undertaken significant acquisitions locally and, as a result, Hampden is subject to significant competition from several financial institutions which have greater financial resources, market share, branch coverage, overall scope of operations and products and services offered. Moreover, many smaller community banking financial institutions continue to operate in the Bank's markets offering similar products and services as Hampden. The Bank has expanded its branch network in recent years to more effectively compete with the larger institutions, emphasizing prompt service and local decision making as a distinct advantage.

     Manufacturing has historically had a significant local presence as major manufacturing firms located within the Springfield MSA include the Milton Bradley Company, Top-Flite and Smith and Wesson, among others. While manufacturing continues to play an important role today, the local economy has become increasingly diversified due to extensive growth in the services and trade sectors. The services sector has been bolstered by employment provided by local colleges and universities, such as Westfield State College in Westfield and the University of Massachusetts at Amherst. Similarly, financial services companies based in Springfield have become important players in the regional economy, such as the Massachusetts Mutual Insurance Company.

     Future growth opportunities for the Bank depend on future growth and stability of the regional economy (in particular the areas surrounding the Bank's office locations), demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area, and the relative impact on value.

NATIONAL ECONOMIC FACTORS

     The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. Trends in the national economy, such as employment and gross national product growth,



                                    2.2
improved during the 12 month period ending July 2006, as total U.S. employment increased by 2.2 million jobs, although there remains uncertainty about the near term future, particularly in the areas of the unknown resolution of the war in Iraq, the current unstable prices of oil and gasoline, and other world-wide tensions, all of which have the potential to impact future economic growth. Annualized growth in gross domestic product was 2.5% for the second quarter of 2006, compared to 5.6% in the first quarter and 3.3% in the year ago second quarter. The inflation rate has increased modestly during the first half of 2006, in part because of the effect of energy costs. Inflation totaled 3.4% for all of 2005, and increased to 4.3% on an annualized basis for the first six months of 2006. The growth in employment also led to fears that wages could increase if shortfalls of available labor appear. The current and projected size of government spending and deficits also, has the ability to impact the longer-term economic performance of the country. Various other indicators show the economy performing relatively well, such as consumer spending and improving industrial capacity utilization.

     The major stock exchange indices increased modestly during the most recent twelve month period, with market concerns consisting primarily of fears over world events, corporate earnings performance and future growth prospects. As an indication of the changes in the nation's stock markets over the last twelve months, as of September 1, 2006, the Dow Jones Industrial Average closed at 11,464.15, an increase of 9.7% from September 1, 2005, while the NASDAQ Composite Index stood at 2193.16, an increase of 2.4% over the same time period. The Standard & Poors 500 Index totaled 1,311.01 as of September 1, 2005, an increase of 7.6%.

     Regarding factors that most directly impact the banking and financial services industries, in general, the housing market has remained relatively strong in relation to general economic performance, as housing starts, housing prices and land values have continued to increase at rates above the inflation rate. However, in recent weeks, certain signs have appeared that the relatively strong housing market may be cooling down, as the level of existing and new home sales and housing starts have decreased materially, the number of homes for sale have increased in certain areas, and some regions of the country have experienced modest declines in home values. While currently there is more uncertainty about the future volumes of financial institution lending activity, due primarily to the recent pattern of rising short-term interest rates, specific regions of the country remain relatively strong in terms of both residential and



                                    2.3
commercial development. This represents a positive factor for Hampden's business strategy, as the Bank would expect to benefit from strong residential and consumer lending activity in the market area.

INTEREST RATE ENVIRONMENT


     Through the first half of 2004, in reaction to try to avoid a significant slowdown of the economy, the Federal Reserve had lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%. Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation. Through June 2006, the Fed had increased interest rates a total of 17 times, and as of the latest Fed rate increase, effective in June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, but down from 6.50% at the beginning of 2001, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004. Current indication from the Fed leads many analysts to predict that the future direction for interest rates will still be relatively stable, with a potential for upward movement. The effect of these interest rate cuts has been most evident in short term rates, which increased more than longer term rates, resulting in a flat treasury yield curve. In recent weeks, the yield curve has become somewhat inverted, with long term rates modestly lower than short term rates. As of September 1, 2006, one- and ten-year U.S. government bonds were yielding 4.99% and 4.73%, respectively, compared to 3.66% and 4.02%, respectively, as of September 1, 2005. This has negatively impacted the performance of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources.

MARKET AREA DEMOGRAPHICS

     Demographic trends in the Bank's market are an important indicator of future growth potential. The following sections evaluate several key demographic factors impacting the market area served by Hampden, including population, number of households and household income for the U.S., Massachusetts and the Bank's primary markets, defined as the greater Springfield Metropolitan Statistical Area (the "MSA") and Hampden County where all the Bank's branches are situated. Additional detail is shown in
Exhibit II-3.


                                    2.4

                                              Table 2.2
                                             Hampden Bank
                               Summary Demographic/Economic Information

                                                         YEAR                     GROWTH          GROWTH
                                          ----------------------------------       RATE             RATE
                                            2000         2006         2011        2000-06       2006-2011
                                            ----         ----         ----        -------       ---------
                                                                                    (%)             (%)
POPULATION(000)
---------------
United States                            281,422      303,582      323,786         1.3%            1.3%
Massachusetts                              6,349        6,540        6,683         0.5%            0.4%
Springfield MSA                              680          697          709         0.4%            0.3%
Hampden County                               456          468          476         0.4%            0.3%

HOUSEHOLDS(000)
--------------
United States                            105,480      114,050      121,863         1.3%            1.3%
Massachusetts                              2,444        2,522        2,585         0.5%            0.5%
Springfield MSA                              261          268          274         0.5%            0.4%
Hampden County                               175          179          182         0.3%            0.3%

MEDIAN HOUSEHOLD INCOME($)
--------------------------
United States                            $42,164      $51,546      $60,704         3.4%            3.3%
Massachusetts                             50,539       63,971       78,209         4.0%            4.1%
Springfield MSA                           41,102       50,199       58,740         3.4%            3.2%
Hampden County                            39,721       47,591       55,183         3.1%            3.0%

PER CAPITA INCOME($)
----------------------
United States                            $21,587      $27,084      $32,982         3.9%            4.0%
Massachusetts                             25,952       34,320       43,730         4.8%            5.0%
Springfield MSA                           20,140       25,436       30,872         4.0%            3.9%
Hampden County                            19,541       24,007       28,866         3.5%            3.8%

2005 AGE DISTRIBUTION(%)               0-14 YRS.   15-34 YRS.   35-54 YRS.     55+ YRS.
------------------------               ---------   ----------   ----------     --------
United States                              20.4%        27.5%        29.1%        23.0%
Massachusetts                              19.1%        26.3%        30.5%        24.1%
Springfield MSA                            18.2%        27.9%        28.9%        25.0%
Hampden County                             19.8%        26.2%        28.8%        25.2%

                                        LESS THAN    $25,000 to
2005 HH INCOME DIST.(%)                  $25,000       50,000      $50,000+
-----------------------                  -------       ------      --------
United States                              22.7%        25.8%        51.6%
Massachusetts                              19.0%        20.5%        60.6%
Springfield MSA                            24.4%        25.4%        50.2%
Hampden County                             26.4%        25.5%        48.1%

Source:  SNL Financial, LC.


                                    2.5

     The Bank's markets have been experiencing a growing population base (see Table 2.2 for detailed data). The population base of Hampden County is relatively concentrated in the center section of the county, primarily in the cities of Springfield, West Springfield, Holyoke and Chicopee. Specifically, the population of the Springfield MSA increased modestly over the past six years, from 680,000 in 2000 to a total of 697,000 residents in 2006. Projections through 2011 indicate a continuation of population growth in the MSA, at a rate of 0.3% annually which is consistent with the rate of growth for Hampden County and the state as a whole but below the national growth rate. The population of Hampden County totaled 468,000 in 2006 and is projected to grow to 476,000 in 2011. These population trends represent a moderately positive trend for Bank as the market area has certain areas of strong growth and certain areas of weaker growth. The overall population base provides a source of business for financial institutions.

     Another trend within the local market area is a diversification of the population base in certain ethnic minorities, such as Hispanics and Russians residents. Such residents are attracted to the area for certain employment opportunities and due to a history of a minority population base in that area. The Bank recognizes that serving the entire population base is important to the success of a community bank, and intends to focus on serving these minority groups, which are increasing in numbers and as a percent of the overall population base.

     Trends for households in the Bank's markets indicate a slightly faster growth rate than for the population base, indicative of a decreasing average household size. Overall, in 2006, the total number of households in Hampden County approximates 179,000, which amounts to 67 percent of the total households in the Springfield MSA. Overall growth rates for Hampden County approximated 0.3% for the six year period through 2006 and were projected to total 0.3% through 2011.

     Table 2.2 also details the age distribution of the residents of the Bank's market area county and reveals that overall, Hampden County has a similar age distribution characteristics as the state and nation, with a slightly higher population base aged 55 years and older and somewhat lower levels of residents in the other age categories presented.

     Median household and per capita income levels in Hampden County and the Springfield MSA are below the state average, which is dominated by relatively high income levels prevailing



                                    2.6
in the populous Boston metropolitan area. Similarly, the median household and per capita income levels in the Bank's markets more closely approximate but also fall below the national averages. Hampden County also reported a slower growth rate in median household and per capita income than the statewide averages, which has led to its comparatively lower personal and household income levels.

ECONOMY

     The Pioneer Valley area economy was historically based on agriculture and manufacturing but, similar to many areas of the U.S., has been transferred into a more services oriented economy in the last several decades with employment in most large economic sectors. Manufacturing maintains a presence in the area. The Connecticut River, which bisects the region to the north and south, is the physical feature that provided energy for the mill towns of Holyoke and Chicopee, and the productive farmland for the earliest settlers who practiced agriculture. Hampden County is linked economically to north-central Connecticut, which also shares the Connecticut River valley, Interstate 91 and Bradley International Airport. Daily commuting patterns of residents include travel between Massachusetts and Connecticut, including into Hartford, the state capital of Connecticut.

     Currently, the services sector comprises the largest component of the regional economy of central Massachusetts. The diversification of the local economy away from its historical manufacturing roots is reflected in the data, showing that manufacturing's 10.3% of total employment in the Pioneer Valley ranks it fourth behind services, wholesale and retail trade and government, respectively. The services sector reflects the most notable growth reflecting, in part, the growth of local colleges and universities and healthcare providers. Table 2.3 below illustrates recent employment broken down by the major employment sectors in Hampden County, and additional detail is shown in Exhibit II-4.

     Table 2.4 provides a listing of the major employers in the Pioneer Valley. The identity of the major employers underscores the economic diversity, including health care, insurance/finance, government and manufacturing. In addition to these large employers, there are numerous smaller employers in the Pioneer Valley including a wide variety of small



                                    2.7
manufacturing businesses, many of which produce defense related products. Likewise, there are many service-oriented firms providing services to the colleges, their students. It is these smaller businesses which the Bank has targeted in its marketing efforts.

                           Table 2.3
                          Hampden Bank
             Hampden County Employment Sectors (1)

EMPLOYMENT SECTORS                           % OF LABOR FORCE
------------------                           ----------------
     Services                                      41.8%
     Wholesale/Retail Trade                        15.1
     Government                                    14.8
     Manufacturing                                 10.3
     Finance/Insurance/Real Estate                  7.8
     Construction                                   4.7
     Transportation & Utilities                     3.3
     Other                                          2.2
                                                  ------
                                                  100.0%

     (1) As of 2003.

     Source: Regional Economic Information System Bureau of Economic Analysis.

                               Table 2.4
                             Hampden Bank
       Top Ten Largest Employers in Hampden County as of 2005

     EMPLOYER                                 CITY            FULL-TIME EMPLOYEES
     --------                                 ----            -------------------
     Baystate Health System                 Springfield            9,662
     U.S. Postal Service.                   Springfield            4,255
     Big Y Supermarkets                     Springfield            4,250
     MassMutual Financial Group             Springfield            4,000
     Sisters of Providence Health System    Springfield            2,765
     Hasbro Games/Milton Bradley            East Longmeadow        1,700
     Holyoke Hospital                       Holyoke                1,320
     Center for Human Development/
        Behavioral                          Springfield            1,069
     Verizon                                Springfield            1,000
     Westover Air Base                      Chicopee               1,000

     Source: Regional Employment Board of Hampden County.

     Table 2.5 displays recent unemployment trends for the market served by the Bank. The unemployment rates in the MSA and Hampden County are above the national and statewide


                                    2.8
averages, reflecting the higher unemployment rates in inner city Springfield (Hampden County). This is an unfavorable comparative statistic, and importantly, unemployment rates have been increasing modestly over the past year contrary to the more favorable national trend. This indicates a certain weakness to the local economy from an employment perspective.

                              Table 2.5
                              Hampden Bank
                     Market Area Unemployment Trends

                              JUNE 2005       JUNE 2006
           REGION            UNEMPLOYMENT    UNEMPLOYMENT
          ------             ------------    ------------
         United States            5.2%           4.8%
         Massachusetts            4.9            5.1
         Springfield MSA          5.4            5.5
         Hampden County           5.8            6.0

         Source: U.S. Bureau of Labor Statistics.

COMPETITION

     The competitive environment in the Bank's market area of Hampden County includes a large number of competitors, representing both large superregional bank holding companies and local or regional community banks. These competitors maintain a significant local presence and provide the Bank with strong competition in both the consumer and commercial markets, while at the same time competing primarily by offering a widespread office network and broad product lines. In particular, Bank of America, TD Banknorth, Citizens Bank of MA and Sovereign are among the most significant out-of-market competitors in the Springfield area. The Bank's marketing strategy versus these companies has generally been to present itself as the local independent alternative to these larger out-of-market institutions. In particular, the Bank emphasizes the consistent quality service it provides as well as the ability to have credit decisions made locally on an expedited basis.

     As of June 30, 2005, the Bank maintained a market presence with 4.2% deposit market share, ranking it ninth in Hampden County behind larger institutions such as Bank of America, Banknorth and Citizens. Other significant community bank competitors include Westfield Bank,



                                    2.9

PeoplesBank and Berkshire Bank. Hampden has developed its operating strategy which capitalizes on its local orientation. In addition, recognizing the moderate population trends, the Bank has incorporated into its operating strategy the addition of commercial products and services as well as expanded consumer products and services. At the same time, the Bank enjoys greater size, resources, and more convenient branch locations to compete effectively against the many smaller community-oriented banking institutions operating in its markets.

                                     Table 2.6
                                    Hampden Bank
                 Largest Competitors in the Hampden County Market
                  (Based on Deposit Data as of June 30, 2005)

                                         NO. OF                     MARKET
     INSTITUTION                        OFFICES       DEPOSITS       SHARE
     -----------                        -------       --------       -----
                                                       ($000)
Bank of America                             23       $1,576,571      21.48%
Banknorth National Assn.                    20        1,038,384      14.15
United Bank                                 10          751,922      10.24
Westfield Bank                              10          618,311       8.42
Peoples Bank                                 7          553,588       7.54
Citizens Bank of Massachusetts              18          528,653       7.20
West Bank                                   14          435,925       5.94
Berkshire Bank                               9          418,012       5.69
Hampden Bank                                 6          311,929       4.25
Chicopee Savings Bank                        6          299,725       4.08
Country Bank for Savings                     5          242,440       3.30
Bank of Western Massachusetts                4          226,224       3.08
Sovereign Bank                               4          150,602       2.05
Monson Savings Bank                          3          138,079       1.88
Ware Coop Bank                               1           17,745       0.24
BCPBank National Assn.                       1           13,533       0.18
Southbridge Savings Bank                     1           10,570       0.14
North Brookfield Savings Bank                1            8,760       0.12
                                           ---         --------      -----
                                           141       $6,500,429     100.00%

Source: FDIC

MARKET AREA DEPOSIT CHARACTERISTICS

     Trends in market area deposit balances are also an indication of the health of a local area served and the potential for future growth. Table 2.7 displays deposit trends for thrifts and


                                      2.10

                                                                Table 2.7
                                                               Hampden Bank
                                                             Deposit Summary

                                                               AS OF JUNE 30,
                                 ---------------------------------------------------------------------
                                                2003                              2005
                                 --------------------------------     --------------------------------        DEPOSIT
                                              MARKET     NUMBER OF                  MARKET     NO. OF       GROWTH RATE
                                 DEPOSITS     SHARE      BRANCHES     DEPOSITS      SHARE     BRANCHES       2003-2005
                                 --------     -----      --------     --------      -----     --------       ---------
                                                      (Dollars in Millions)                                      (%)
MASSACHUSETTS                    $172,378     100.0%       2,090      $172,205     100.0%        2,131          -0.1%
    Commercial Banks             $106,914      62.0%         968      $107,873      62.6%        1,029           0.4%
    Savings Institutions          $65,464      38.0%       1,122       $64,332      37.4%        1,102          -0.9%

HAMPDEN COUNTY                     $6,385     100.0%         138        $7,341     100.0%          143           7.2%
    Commercial Banks               $3,146      49.3%          80        $3,819      52.0%           80          10.2%
    Savings Institutions           $3,240      50.7%          58        $3,522      48.0%           63           4.3%
       Hampden Bank                  $332       5.2%           5          $312       4.2%            6          -3.1%

Source: FDIC.




                                         2.11
commercial banks in the Commonwealth of Massachusetts and Hampden County between 2003 and 2005. Since 2003, deposit growth in Massachusetts has been slightly negative for both commercial banks and savings institutions, with savings institutions deposits decreasing and commercial bank deposits increasing at a moderate pace. Commercial banks continue to maintain the majority of deposit funds in Massachusetts, with approximately 63% of all deposits as of the most recent date. The number of banking branches has increased modestly, similar to a national trend of bricks and mortar to gain access and better serve the customer base.

     For Hampden County, the data reflects that the overall deposit market has been expanding over the last couple years as the balance of total deposits has increased at a 7.2% annual pace. Deposit growth for the Bank has been lower than the market overall, decreasing at 3.1% annual rate, although the Bank has followed a strategy of purposely allowing higher cost CDs to leave the Bank for cost of fund purposes. Another indication of the competitive market is that Hampden operates a total of six branch offices, compared to 143 branch offices in the county. Credit unions are also an important competitor for the Bank, and credit union deposits total in excess of $500 million in the Hampden County market.

SUMMARY

     The overall condition of the primary market area can be characterized as stable, with moderate growth potential based on regional population and economic projections. The overall total population base within the Bank's market area counties does provide the potential for additional banking customers, particularly in light of the current market share of deposits held by the Bank and the dollar amount of deposits held in banking institutions in the market area. Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in United having to pay competitive deposit rates, provide high quality service and consider providing electronic banking capabilities to increase local market share. In addition, the Bank also will have to engage in sufficient levels of marketing activities.



                                  2.12

                            III. PEER GROUP ANALYSIS



     This chapter presents an analysis of Hampden's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Hampden is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Hampden, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.


PEER GROUP SELECTION

     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

     Ideally the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 175 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will


                                      3.1
be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Hampden will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of Hampden. In the selection process, we applied two "screens" to the universe of all public companies:

          o SCREEN #1. FULLY CONVERTED NEW ENGLAND INSTITUTIONS WITH ASSETS LESS THAN $1 BILLION, AN ROE OF LESS THAN 10%, IN FULL STOCK FORM FOR MORE THAN ONE YEAR WITH POSITIVE CORE EARNINGS. Five companies met the criteria for Screen #1 and all were included in the Peer Group: Benjamin Franklin Bancorp, Inc. of MA, Central Bancorp of MA, LSB Corp. of Massachusetts, MassBank Corp. of MA and Mayflower Co-Op Bank of MA. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

          o SCREEN #2. FULLY CONVERTED MIDATLANTIC INSTITUTIONS WITH ASSETS LESS THAN $1 BILLION, AN ROE LESS THAN 10%, IN FULL STOCK FORM FOR MORE THAN ONE YEAR WITH POSITIVE CORE EARNINGS. Eight companies met the criteria for Screen #2 and six were included in the Peer Group: Synergy Financial Group of NJ, Harleysville Savings Financial Corp. of PA, Fidelity Bancorp, Inc. of PA, TF Financial Corp. of PA, First Keystone Financial, Inc. of PA and Rome Bancorp, Inc. of NY. Carver Bancorp of New York was excluded from the Peer Group due to its unique customer base, while Washington Savings Bank of MD was excluded due to its operating strategy. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

     Table 3.1 shows the general characteristics of each of the 11 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Hampden, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Hampden's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.


                                      3.2

                                Table Goes Here

                                      3.3

     A summary description of the key characteristics of each of the Peer Group companies is detailed below.

          o Synergy Financial Group of New Jersey. Selected due to relatively high loans-to-assets ratio, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

          o Benjamin Franklin Bancorp, Inc. of Massachusetts. Selected due to a similar loans-to-assets ratio, similar equity-to-assets ratio, moderate operating expense ratio, similar loan portfolio composition and favorable credit quality measures.

          o MassBank Corp. of Massachusetts. Selected due to relatively high equity-to-assets ratio, moderate net interest income ratio, moderate yield/cost spread and favorable credit quality measures.

          o Harleysville Savings Financial Corporation of Pennsylvania. Selected due to relatively low equity-to-assets ratio, significant use of borrowed funds, moderate level of non-interest income and favorable credit quality measures.

          o Fidelity Bancorp, Inc. of Pennsylvania. Selected due to relatively low equity-to-assets ratio, similar asset growth rate, moderate level of net interest income and a similar proportion of residential loans as a percent of assets.

          o TF Financial Corp. of Pennsylvania. Selected due to relatively high loans-to-assets ratio, comparable interest-bearing funding composition, similar operating expense ratio, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

          o Central Bancorp of Massachusetts. Selected due to relatively high loans-to-assets ratio, similar equity/assets ratio, comparable level of non-interest income, primary lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

          o First Keystone Financial, Inc. of Pennsylvania. Selected due to comparable asset size, comparable size of branch office network, similar asset and liabilities base composition, relatively low equity-to-assets ratio, similar operating expense ratio, similar proportion of residential loans as a percent of assets and lending diversification emphasis on commercial real estate/multi-family loans.

          o LSB Corp. of Massachusetts. Selected due to comparable asset size, comparable size of branch office network, relatively high equity-to-assets ratio, similar net interest income ratio, similar operating expense ratio and lending diversification emphasis on commercial real estate/multi-family loans.

          o Rome Bancorp, Inc, of New York. Selected due to relatively high loans-to-assets ratio, high equity-to-assets ratio, relatively strong net interest margin, higher earnings contribution from non-interest operating income, relatively high level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and commercial business loans and favorable credit quality measures.

                                      3.4

          o Mayflower Co-op Bank of Massachusetts. Selected due to similar size of branch office network, comparable non-interest income ratio, similar level of operating expenses, comparable concentration of residential loans as a percent of assets, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

     In aggregate, the Peer Group companies maintain a lower level of capital as the industry average (10.21% of assets versus 11.41% for all public companies), generate lower earnings as a percent of average assets (0.57% ROAA versus 0.69% for all public companies), and generate a lower ROE (5.96% ROE versus 7.01% for all public companies). Overall, the Peer Group's average P/B ratio was below the average for all publicly-traded thrifts, while the Peer Group's P/E multiple was slightly higher.

                                                                 ALL
                                                            PUBLICLY-TRADED           PEER GROUP
                                                            ---------------           ----------
     Financial Characteristics (Averages)
     Assets ($Mil)                                             $2,971                    $643
     Market capitalization ($Mil)                                $408                     $86
     Equity/assets (%)                                          11.41%                  10.21%
     Return on average assets (%)                                0.69                    0.57
     Return on average equity (%)                                7.01                    5.96

     Pricing Ratios (Averages)(1)
     Price/earnings (x)                                         19.67x                  19.94x
     Price/book (%)                                            151.55%                 138.38%
     Price/assets (%)                                           17.62                   14.15

     (1)  Based on market prices as of September 1, 2006.


     Ideally, the Peer Group companies would be comparable to Hampden in terms of all the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Hampden, as will be highlighted in the following comparative analysis.


                                      3.5

FINANCIAL CONDITION

     Table 3.2 shows comparative balance sheet measures for Hampden and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank's and the Peer Group's ratios reflect balances as of June 30, 2006, unless indicated otherwise for the Peer Group companies. Hampden's equity-to-assets ratio of 6.7% was below the Peer Group's average net worth ratio of 10.2%. However, the Bank's pro forma capital position will increase with the addition of stock proceeds and will exceed the Peer Group's ratio following the stock offering. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 6.7% and 9.7%, respectively. The increase in Hampden's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank's higher pro forma capitalization will initially depress return on equity. Both Hampden's and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group's ratios currently exceeding the Bank's ratios. On a pro forma basis, the Bank's regulatory surpluses will likely be above the Peer Group's ratios.

     The interest-earning asset compositions for the Bank and the Peer Group were similar, with loans constituting the bulk of interest-earning assets for both Hampden and the Peer Group. The Bank's loans-to-assets ratio of 67.9% was higher than to the comparable Peer Group ratio of 61.8%. Comparatively, the Peer Group's cash and investments-to-assets ratio of 33.9% exceeded the comparable ratio for the Bank of 28.0%. Overall, Hampden's interest-earning assets amounted to 95.9% of assets, which approximated the comparable Peer Group ratio of 95.7%.

     Hampden's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Bank's deposits equaled 68.8% of assets, which was slightly below the comparable Peer Group ratio of 69.0%. Comparatively, borrowings were utilized to a greater degree by the Bank, as indicated by borrowings-to-assets ratios of 23.7% and 19.8% for Hampden and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 92.5% and 88.8%, respectively. Following the increase in capital provided by the net proceeds of the stock


                                      3.6

                                Table Goes Here





                                      3.7
offering, the Bank's ratio of interest-bearing liabilities as a percent of assets will likely be less than the Peer Group's ratio.

     A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Bank's ratio, based on IEA/IBL ratios of 107.8% and 103.7%, respectively. The additional capital realized from stock proceeds should serve to provide Hampden with an IEA/IBL ratio that approximates or exceeds the Peer Group's ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Hampden's and the Peer Group's growth rates are based on growth for the twelve months ended June 30, 2006 or the most recent period available. Hampden's assets increased at an 11.7% annual rate, which was well above the Peer Group's asset growth rate of 0.8%. Asset growth for the Bank was realized through loan growth, which was in part funded by redeployment of cash and investments. The Peer Group experienced loan growth which was funded with available cash and investments, resulting in the minimal change in assets over the preceeding twelve month period.

     Borrowings funded most of the Bank's asset growth, as deposits increased by a more moderate amount during 2006. Asset growth for the Peer Group was funded by deposit growth, offset in part by a decline in borrowings. The Peer Group's deposit growth rate was above the comparable growth rate posted by the Bank. Both Hampden and the Peer Group experienced a decline in net worth over the trailing twelve month period. The Bank's capital was impacted by an unfavorable decline in the accumulated other comprehensive loss on securities held for sale, but the decline in capital was limited due to retention of all earnings for the time period, while the Peer Group's capital improvement was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will likely depress the Bank's capital growth rate following the stock offering.



                                      3.8

INCOME AND EXPENSE COMPONENTS

     Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended June 30, 2006, unless otherwise indicated for the Peer Group companies. Hampden and the Peer Group reported net income to average assets ratios of 0.23% and 0.57%, respectively. The Peer Group reported a higher level of net interest income ratio, lower operating expenses and higher non-interest income in comparison to the Bank. The Bank's earnings reflected comparative earnings advantages with respect to maintaining a lower effective tax rate, while net gains and loan loss provisions were similar for both.

     The Peer Group's stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Bank's slightly higher interest income ratio. The Bank's higher interest income ratio was realized through earning a higher yield on interest-earning assets (5.61% versus 5.35% for the Peer Group), which was supported by the Bank's interest-earning asset composition that reflected a higher concentration of loans in comparison to the Peer Group's interest-earning asset composition. The Peer Group's lower interest expense ratio was supported by maintenance of a lower cost of funds (2.67% versus 3.04% for the Bank) and maintenance of a lower level of interest-bearing liabilities funding assets. Overall, Hampden and the Peer Group reported net interest income to average assets ratios of 2.50% and 2.75%, respectively.

     In another key area of core earnings strength, the Bank maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 2.44% and 2.22%, respectively. Consistent with the Bank's higher operating expense ratio and more diversified operations, Hampden maintained a comparable higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $4.7 million for the Bank, versus a comparable median measure of $5.1 million for the Peer Group. Hampden's higher operating expense ratio could in part be attributed to an interest-earning asset composition that reflected a higher concentration of loans relative to the Peer Group's ratio, which cost more to generate and service than investments. In addition, Hampden's asset size is somewhat lower than the average


                                      3.9

                                Table Goes Here


                                      3.10
for the Peer Group, which may lead to lower levels of operating efficiencies for Hampden. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. At the same time, Hampden's capacity to leverage operating expenses will be comparable to or greater than the Peer Group's leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

     When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group's earnings were stronger than the Bank's. Expense coverage ratios posted by Hampden and the Peer Group equaled 1.02x and 1.23x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     As noted above, sources of non-interest operating income provided a slightly larger contribution to the Peer Group's earnings. Non-interest operating income equaled 0.32% and 0.43% of Hampden's and the Peer Group's average assets, respectively. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's earnings, Hampden's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 86.5% was less favorable than the Peer Group's efficiency ratio of 69.8%. The Peer Group's more favorable efficiency ratio was realized through maintenance of a higher net interest income ratio, lower operating expense ratio and higher non-interest income.

     Loan loss provisions had a slightly larger impact on the Peer Group, with loan loss provisions established by the Bank and the Peer Group equaling 0.04% and 0.05% of average assets, respectively. The relatively minor impact of loan loss provisions on the Bank's and the


                                      3.11

Peer Group's earnings were indicative of their generally favorable credit quality measures and lending strategies.

     The Bank reported a net non-operating loss of 0.05% of average assets, resulting primarily from a accrual for a retirement plan payout, while the Peer Group reported net non-operating losses of 0.06% of average assets. Typically, gains and losses generated from non-operating items are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from these items are not considered to be part of an institution's core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, which accounted a small amount of gains for the Bank, such gains may be considered to be an ongoing activity for an institution particularly during periods of low interest rates and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank's or the Peer Group's earnings.

     Taxes had a significantly larger impact on the Peer Group's earnings, as Hampden and the Peer Group posted effective tax rates of 21.4% and 31.7%, respectively. The Bank's lower effective tax reflects the impact of tax-advantaged investments in bank-owned life insurance and investments that are held in a subsidiary that receives favorable state income tax treatment. As indicated in the prospectus, the Bank's effective marginal tax rate is equal to 35%.


LOAN COMPOSITION

     Table 3.4 presents data related to the Bank's and the Peer Group's loan portfolio compositions and investment in mortgage-backed securities. The Bank's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities as a percent of assets than maintained by the Peer Group (54.7% versus 51.0% for the Peer Group). The Bank's higher ratio was attributable to maintaining a higher concentration of both 1-4 family loans and mortgage-backed securities. Loans serviced for others equaled 4.0% and 4.4% of the Bank's and the Peer Group's assets, respectively, thereby indicating a similar influence of mortgage banking activities on their respective


                                      3.12

                                Table Goes Here



                                      3.13
operations. Servicing intangible assets were not a significant balance sheet item for either the Bank or the Peer Group.

     Diversification into higher risk types of lending was slightly greater for the Peer Group. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (19.5% of assets), followed by commercial business loans (4.8% of assets). The Peer Group's lending diversification consisted primarily of commercial real estate/multi-family loans (16.5% of assets), followed by construction/land loans (4.1% of assets). Lending diversification was more significant for the Bank with respect to construction/land loans and commercial business loans, while consumer loans represented a more significant area of lending diversification for the Peer Group. Overall, the Bank's higher ratio of loans-to-assets and higher overall degree of lending diversification into higher risk types of lending translated into a higher risk weighted assets-to-assets ratio of 70.2%, versus a comparable Peer Group ratio of 59.2%.


CREDIT RISK

     Overall, the credit risk associated with the Bank's balance sheet was considered to be higher than the Peer Group's, as implied by Hampden's less favorable credit quality measures for non-performing assets and reserve coverage ratios (see Table 3.5). As of June 30, 2006, the Bank reported total NPAs plus loans greater than 90 days delinquent and still accruing equal to 1.00% of assets, versus 0.22% of assets for the Peer Group. Non-performing loans (non-accruing loans) for Hampden equaled 1.24% of loans versus 0.20% of loans for the Peer Group. The Peer Group's loss reserves as a percent of non-performing loans equaled 167.0%, versus 93.5% for the Bank. Loss reserves maintained as percent of loans were higher for the Bank (1.16% versus 0.86% for the Peer Group). The Bank's credit risk exposure was also considered to be less favorable with respect to recording a higher level of net loan charge-offs for the most recent twelve month period. Comparatively, net loan charge-offs recorded by the Peer Group equaled 0.02% of net loans receivable.


                                      3.14

                                Table Goes Here




                                      3.15

INTEREST RATE RISK

     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, Hampden's interest rate risk characteristics were considered to be less favorable than the Peer Group's. Most notably, Hampden's lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin, while the Bank and the Peer Group maintained comparable levels of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should provide the Bank with comparable or more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in Bank's equity-to-assets and IEA/IBL ratios.

     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Hampden and the Peer Group. In general, the relative fluctuations in the Bank's net interest income to average assets ratios were considered to be somewhat higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Hampden was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. The stability of the Bank's net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Hampden's assets.


SUMMARY

     Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Hampden. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

                                      3.16

                                 Table Goes Here







                                      3.17

                             IV. VALUATION ANALYSIS

INTRODUCTION

     This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank's conversion transaction.

APPRAISAL GUIDELINES

     The OTS written appraisal guidelines, which have been adopted in practice by the FDIC and the Massachusetts Division of Banks, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP FINANCIAL APPROACH TO THE VALUATION

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.



                                    4.1

     The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Hampden's operations and financial condition; (2) monitor Hampden's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Hampden's value, or Hampden's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.


VALUATION ANALYSIS

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the


                                   4.2
market for thrift stocks, including the market for new issues, to assess the impact on value of Hampden coming to market at this time.


1.   FINANCIAL CONDITION

     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strengths are noted as follows:

     - OVERALL ASSETS/LIABILITIES ("A/L") COMPOSITION. Loans funded by retail deposits were the primary components of both Hampden's and the Peer Group's balance sheets. The Bank's IEA composition exhibited a higher concentration of loans and also greater diversification into higher risk and higher yielding loans than the Peer Group. Overall, the Bank's asset composition provided for a higher IEA yield and a higher risk weighted assets-to-assets ratio than maintained by the Peer Group on average. Hampden's funding composition reflected a similar level of deposits and a higher level of borrowings in comparison to the Peer Group's ratios. The Peer Group maintained a lower cost of funds than the Bank, due to the Bank's higher concentration of CDs and higher usage of borrowed funds. As a percent of assets, Hampden maintained a higher IBL level compared to the Peer Group average. On a combined basis, the Bank currently maintains a lower IEA/IBL ratio, but this disadvantage is expected to be reversed on a pro forma basis. On balance, RP Financial concluded that the Bank's A/L composition on a pro forma basis was a slightly positive factor in our adjustment for financial condition.

     - CREDIT QUALITY. Hampden maintained higher ratios of NPAs and delinquent loans than the Peer Group on average. Loss reserves as a percent of loans were slightly higher for the Bank, although this reflects a level of specific reserves against certain non-performing commercial credits. Reserve coverage ratios as a percent of non-accruing loans and as a percent of all NPAs and loans greater than 90 days delinquent and still accruing were less favorable for Hampden. Net loan charge-offs were higher for the Bank, and Hampden maintained a higher risk weighted assets-to-assets ratio than the Peer Group. Overall, in comparison to the Peer Group, the Bank appears to have higher credit risk exposure, which was considered as a moderately negative factor in our adjustment for financial condition.

     - BALANCE SHEET LIQUIDITY. The Peer Group operated with a higher level of cash and investment securities relative to the Bank (33.9% of assets versus 28.0% for the Bank). Following the infusion of stock proceeds, the Bank's cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments, or potentially to reduce



                                      4.3
          its higher borrowings utilization. Overall, RP Financial concluded that this was a neutral factor in our adjustment for financial condition.

     - FUNDING LIABILITIES. Hampden's higher IBL is attributable to Hampden's lower capital position, although this relationship is expected to be reversed on a pro forma basis. Increased capitalization and the use of funds should help ameliorate the Bank's higher cost of funds.

     - CAPITAL. Following the stock offering, Hampden's pro forma capital position will exceed the Peer Group's equity-to-assets ratio, reversing the currently lower ratio. The increase in the Bank's pro forma capital position will result in greater leverage potential and potentially reduce the IBL level. At the same time, the Bank's higher capital will likely result in a lower ROE. On balance, RP Financial concluded this was a slightly positive factor in our adjustment for financial condition.

     On balance, no valuation adjustment was applied for the Bank's financial condition relative to the Peer Group.

2.   PROFITABILITY, GROWTH AND VIABILITY OF EARNINGS

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

     - REPORTED EARNINGS. The Bank's reported earnings were considerably lower than the Peer Group's on a ROAA basis (0.23% of average assets versus 0.57% for the Peer Group), reflecting a lower net interest income ratio, lower non-interest income ratio and higher operating expense ratio, offset by a lower effective tax rate. The lower net interest income ratio was due to a higher interest expense ratio, evident in the Bank's higher cost of funds. Loan loss provisions and net non-operating items were relatively comparable factors in the overall profitability. While the net reinvestment benefit of the offering proceeds should support the Bank's profitability, there will remain a comparative disadvantage, leading to the net downward adjustment for profitability, growth and viability of earnings.

     - CORE EARNINGS. Both the Bank's and the Peer Group's earnings were derived largely from recurring sources, with the disadvantages highlighted above. The Bank maintains a lower expense coverage ratio, 1.02x versus 1.23x for the Peer Group. Similarly, the Bank's efficiency ratio of 86.5% was less favorable than the Peer Group's efficiency ratio of 69.8%. While the conversion proceeds reinvestment will support the Bank's profitability, on a core basis, the Bank will


                                       4.4
          maintain lower profitability, thus supporting a downward valuation earnings adjustment.

     - INTEREST RATE RISK. Historically, the Bank's exposure to interest rate risk appears to have been greater than for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to reduce the interest rate risk through higher capitalization and proceeds reinvestment. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

     - CREDIT RISK. As noted in the earlier section, the Bank appears to have a higher credit risk profile with higher NPAs, lower reserve coverage ratios, higher risk-weighted assets to assets and higher chargeoffs. Accordingly, RP Financial concluded that credit risk was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

     - EARNINGS GROWTH POTENTIAL. Despite the Bank's recent stronger asset growth, the Bank's core profitability has been more volatile than the Peer Group's largely due to spread volatility, with a sharp decline realized in the most recent fiscal year. The infusion of stock proceeds will increase the Bank's earnings growth potential with respect to leverage capacity, however the Bank's ability to strongly increase lower cost deposits is limited by the competitive environment. Hampden's lower level of non-interest operating income provides less earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of unfavorable changes in the yield curve. On balance, this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

     - RETURN ON EQUITY. Hampden's current return on equity is lower than the Peer Group's ratio. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank's equity, combined with the Bank's lower return on assets, the Bank's pro forma return on equity on a core earnings basis will be significantly below the Peer Group's return on equity ratio. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

     On balance, we concluded that a moderate downward adjustment was warranted for this factor.

3.   ASSET GROWTH

     Hampden's asset growth for the most recent twelve month period was higher than the Peer Group's asset growth rate for same period (11.7% growth versus 0.8% growth for the Peer Group), as the Bank's strong loan growth was funded through borrowings growth. On a pro


                                 4.5
forma basis, the Bank's tangible equity-to-assets ratio will be above the Peer Group's tangible equity-to-assets ratio, implying higher leverage capacity for the Bank. Future growth capabilities for the Bank may be somewhat limited due to the balances of higher cost CDs that are scheduled to mature in the August-September 2007 time period, unknown retention of such funds, and potential limitations on the amount of borrowed funds that can be utilized. Accordingly, on balance, we believe that no valuation adjustment was warranted for this factor.

4.   PRIMARY MARKET AREA

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Hampden's primary market area for deposits is considered to be the local areas surrounding the Bank's branch offices in Hampden County, while lending activities extend over a somewhat greater geographical area. The markets served by the Bank are somewhat less affluent than statewide averages, thereby fostering significant competition among financial services companies that includes other locally-based thrifts and banks, as well as regional and super regional banks.

     The majority of the Peer Group companies serve more populous and faster growing counties compared to the Bank's primary market area, which includes some densely populated urban markets, although the Bank's market area future growth characteristics are more in line with the Peer Group average rate. Comparative per capita income measures imply that southcentral Massachusetts is a less affluent market area compared to the markets served by the Peer Group companies. Hampden's deposit market share in Hampden County was greater than the majority of the Peer Group companies, indicating a competitive position advantage for the Bank, however both comparative measures remained relatively low, at less than 5% of total market area deposits. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, June 2006 unemployment rates for the majority of the markets served by the Peer Group companies were lower than the unemployment rate reflected for Hampden County. On balance, we concluded that a slight downward adjustment was appropriate for the Bank's market area.


                                   4.6

                                                  Table 4.1
                                         Market Area Unemployment Rates
                                   Hampden Bank and the Peer Group Companies(1)

                                                                                               JUNE 2006
                                                            COUNTY                           UNEMPLOYMENT
                                                            ------                           -------------
         HAMPDEN BANK - MA                                  HAMPDEN                               6.0%

         PEER GROUP AVERAGE                                                                       4.6%
         ------------------

         Synergy Financial Group - NJ                       Union                                 5.3%
         Benjamin Franklin Bancorp, Inc. of MA              Norfolk                               4.6
         MassBank Corp. - MA                                Middlesex                             4.5
         Harleysville Savings Fin. Corp. of PA              Montgomery                            3.8
         Fidelity Bancorp, Inc. of PA                       Allegheny                             4.8
         TF Financial Corp. - PA                            Bucks                                 4.0
         Central Bancorp - MA                               Middlesex                             4.5
         First Keystone Financial, Inc. of PA               Delaware                              4.7
         LSB Corp. - MA                                     Essex                                 5.3
         Rome Bancorp - NY                                  Oneida                                4.2
         Mayflower Co-Op Bank - MA                          Plymouth                              5.1

         (1)  Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.

5.   DIVIDENDS

     At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     Nine of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.85% to 3.86%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.39% as of September 1, 2006. As of the same date, approximately 85% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.52%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.


                                 4.7

     While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group's average dividend yield based on pro forma capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Bank's dividend policy.

6.   LIQUIDITY OF THE SHARES

     The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $25.0 million to $181.7 million as of September 1, 2006, with average and median market values of $86.4 million and $77.9 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.6 million to
11.3 million, with average and median shares outstanding of 4.8 million and 3.8 million, respectively. The Bank's stock offering is expected to have a pro forma market value that will be in the middle of the range of market values reflected for the Peer Group companies, while shares outstanding for the Bank will be in the upper end of the range of shares outstanding indicated for Peer Group and will be above the Peer Group mean and median shares outstanding. Like all of the Peer Group companies, the Bank's stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Bank's public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.   MARKETING OF THE ISSUE

     We believe that three separate markets exist for thrift stocks, including those coming to market such as Hampden: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the


                                   4.8
acquisition market for thrift franchises in Massachusetts. All three of these markets were considered in the valuation of the Bank's to-be-issued stock.

     A.   THE PUBLIC MARKET

     The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

     In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The stock market showed resiliency in the aftermath of Hurricane Katrina, as oil prices fell following the Energy Department's decision to release some of the Strategic Petroleum Reserve. Lower oil prices and an upbeat report from the Federal Reserve that showed the economy kept growing in July and August helped to extend the rebound in the stock market heading into mid-September 2005. The rebound in the broader stock market paused in mid-September, as Hurricane Rita, higher oil prices and a quarter point rate increase by the Federal Reserve contributed to the DJIA posting its worst weekly loss in three months for the trading week ending September 23rd. Stocks rebounded mildly at the close of the third quarter, which helped the DJIA to a 2.9% gain for the third quarter.

     Inflation fears pushed stocks lower at the start of the fourth quarter of 2005, as comments from the Federal Reserve suggested that the central bank was worried about inflation and was likely to keep raising rates. The DJIA dropped to a five-month low in mid-October, reflecting concerns that high oil prices would depress consumer spending. Mixed results for third quarter earnings and inflation worries translated into an uneven trading market through the end of October. Optimism that a strong economy would produce a year-end rally provided a lift to the broader stock market in early-November. Lower bond yields and oil prices helped to extend the rally through mid-November. The DJIA approached a four and one-half year high in late-November, as the Federal Reserve hinted that the cycle of rate increases could be



                                      4.9
approaching an end. Stocks fluctuated in first half of December, as strong economic news and higher oil prices renewed concerns about inflation and rising interest rates. Acquisitions in the technology and pharmaceutical industries, along with some positive economic news showing a dip in unemployment claims and strong third quarter GDP growth, provided a boost to the broader stock market heading into late-December. However, the gains were not sustained through the end of the year, as higher oil prices, inflation concerns and the inversion of the yield curve pulled stocks lower in late-December.

     The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases. In the second week of January, the DJIA closed above 11000 for the first time since before September 11, 2001. Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January. The late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment. Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February. Some favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February. Major indexes approached multi-year highs in late-February, before faltering at the end of February on economic data showing a decline in consumer confidence and the housing market slowing down. However, in early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits. Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high. Consumer prices rose just 0.1% in February, while job growth and housing construction were both stronger than expected in February. Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

     The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve. Higher oil prices curbed the positive trend in stocks during


                                     4.10
mid-April, which was followed by the biggest gain of the year for the DJIA. The release of the minutes from the Federal Reserve's March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally. Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks. However, the positive trend was somewhat subdued by new inflation fears resulting from strong economic reports for March. Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May. Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears. An upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-May. Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

     The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

     Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August. Stocks traded in a narrow range through the end of August, as oil prices dropped below $70 a barrel for the first time in two months. As an indication of the


                                    4.11
general trends in the nation's stock markets over the past year, as of September 1, 2006, the DJIA closed at 11464.15 an increase of 9.7% from one year ago and an increase of 7.0% year-to-date, and the NASDAQ closed at 2193.16, an increase of 2.4% from one year ago and a decrease of 0.6% year-to-date. The Standard & Poors 500 Index closed at 1311.01 on September 1, 2006, an increase of 7.6% from one year ago and an increase of 5.0% year-to-date.

     The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have matched the performance of the broader market. Similar to the broader market, the market for thrift issues showed mixed results in early-September amid ongoing concerns about the long-term economic impact of Hurricane Katrina. Strength in the broader market and speculation of the Federal Reserve taking a pause in increasing rates supported a mild rally in thrift stocks going into mid-September. Likewise, thrift issues sold off in conjunction with the broader stock market going into late-September, as investors reacted negatively to the Federal Reserve hiking interest rates by another quarter point and the threat of Hurricane Rita hurting energy production. In contrast to the rebound in the broader stock market, thrift issues continued their slide at the end of the third quarter as a sharp decline in September consumer confidence weighed heavily on the thrift sector.

     Thrift stocks retreated further at the beginning of the fourth quarter of 2005 on concerns about higher interest rates and inflation. Mixed earnings reports and shareholder activism at Sovereign Bancorp produced a choppy trading market for the thrift sector heading into late-October. Some positive macroeconomic news, which included a rise in consumer spending, helped to initiate a rally in thrift stocks at the end of October. Strength in the broader stock market and merger speculation helped to fuel gains for thrift stocks through much of November. Overall, the SNL Index for all publicly-traded thrifts registered a 3.6% increase during November. Thrift issues generally eased lower during early-December, reflecting concerns about higher interest rates and the strength of the housing market. Signals from the Federal Reserve that it could stop raising rates sometime in 2006 and easing inflation fears on lower than expected revised third quarter GDP growth lifted thrift stocks going into late-December. However, weakness in the broader market and an inverted yield curve pressured thrift stocks lower at year end.


                                   4.12

     Thrift stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end. Thrift stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin pressure. Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve. The downward trend in thrift stocks continued through mid-February, reflecting concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve. Thrift stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January. Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February and the first week of March. Thrifts stocks rebounded in conjunction with the broader market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index. The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift and bank stocks, particularly in the Northeast. Higher interest rates pushed thrift stocks lower in late-March, particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

     Thrift issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market. Thrift stocks spiked higher in conjunction with the broader market heading in to the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting. The rally in thrift stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull back in thrift stocks during late-April. However, thrift stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.


                                  4.13

     Strength in the broader market and Wachovia Corp.'s announced deal to acquire Golden West Financial Corp. sustained a rally in thrift stocks during early-May. Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift stocks lower in mid-May. Inflation fears continued the slide in thrift stocks into late-May. Thrift stocks closed out May advancing in conjunction with the broader market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

     Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July. Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stock, which was followed by a pull back in thrift stocks in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks. Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in thrift stocks in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data. Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing. On September 1, 2006, the SNL Index for all publicly-traded thrifts closed at 1,684.9, an increase of 5.8% from one year ago and an increase of 4.2% year-to-date.

     B.   THE NEW ISSUE MARKET

     In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market


                                    4.14
value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

     The market for converting thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity. In general, investor interest in smaller offerings with resulting less liquid trading markets has been for the most not as strong compared to larger offerings with more liquid trading markets. Table 4.2 provides data on conversions competed during the past three months. Two standard conversions, three second step conversions and three mutual holding company offerings were completed during the past three months. The full stock conversions were considered to be more relevant for purposes of our analysis. One of the standard conversions closed slightly below the midpoint of the offering range, while the other closed at close to the supermaximum. The average closing pro forma price/tangible book ratio of these two recent standard conversion offerings equaled 78.1%. On average, the prices of these two standard offerings reflected price increases of 36.3%, 35.7% and 38.1% after the first day, first week and first month of trading, respectively, and such prices have increased by an average of 41.2% through September 1, 2006. Table 4.3 presents trading pricing and ratios for the four thrifts (two second step conversions and the two standard conversions) that are publicly traded, all of which trade on NASDAQ. As of September 1, 2006, these companies were trading at an average price/tangible book value ratio of 113.69% and an average price/core earnings multiple of 29.6 times.


                                  4.15

                                   TABLE 4.2
                 PRICING CHARACTERISTICS AND AFTER-MARKET TRENDS
                  RECENT CONVERSIONS COMPLETED (LAST THREE MONTHS)


                                                        PRE-CONVERSION DATA
                                                   -------------------------------

        INSTITUTIONAL INFORMATION                  FINANCIAL INFO.   ASSET QUALITY       OFFERING INFORMATION
        -------------------------                  ---------------   -------------       --------------------

                             CONVER.                        EQUITY/  NPAs/    RES.    GROSS     (%)     (%) OF  EXP/
INSTITUTION                  DATE       TICKER     ASSETS   ASSETS   ASSETS   COV.    PROC.    OFFERED   MID    PROC.
-----------                  ----       ------     ------   ------   ------   ----    -----    -------  ------  -----
                                                   ($Mil)    (%)      (%)     (%)     ($Mil)    (%)      (%)    (%)
STANDARD CONVERSIONS
Chicopee Bancorp, Inc.,* MA  7/20/06  CBNK-NASDAQ  $ 390    11.25%   0.20%    350%    $ 68.9   100%      97%    2.4%
Newport Bancorp, Inc.,* RI   7/7/06   NFSB-NASDAQ  $ 273     6.59%   0.12%    582%    $ 45.2   100%     130%    3.1%

    AVERAGES - STANDARD CONVERSIONS:               $ 332     8.92%   0.16%    466%    $ 57.0   100%     113%    2.7%
    MEDIANS - STANDARD CONVERSIONS:                $ 332     8.92%   0.16%    466%    $ 57.0   100%     113%    2.7%

SECOND STEP CONVERSIONS
Liberty Bancorp, Inc. of MO  7/24/06  LBCP-NASDAQ  $ 258     8.22%   1.48%     89%    $ 28.1    59%     100%    3.8%
First Clover Leaf Fin.
  Corp. of IL                7/11/06  FCLF-NASDAQ  $ 142    26.68%   0.31%     97%    $ 41.7    55%     108%     3.1%
Monadnock Bancorp, Inc.
  of NH                      6/29/06  MNKB-OTCBB   $  78     6.38%   0.46%     89%    $  5.7    55%     115%    11.8%

    AVERAGES - SECOND STEP CONVERSIONS:            $ 159    13.76%   0.75%     92%    $ 25.2    56%     108%     6.2%
    MEDIANS - SECOND STEP CONVERSIONS:             $ 142     8.22%   0.46%     89%    $ 28.1    55%     108%     3.8%

MUTUAL HOLDING COMPANY CONVERSIONS
Roma Financial Corp., NJ     7/12/06  ROMA-NASDAQ  $ 797    17.57%   0.21%     57%    $ 98.2    30%     132%     2.2%
Seneca-Cayuga Bancorp,
  Inc., NY                   7/11/06  SCAY-OTCBB   $ 151     6.69%   0.30%     95%    $ 10.7    45%     132%     6.2%

Northeast Community
  Bncp, Inc.*, NY            7/6/06   NECB-NASDAQ  $ 239    18.19%   0.00%     NM     $ 59.5    45%     132%     2.8%

    AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS: $ 396    14.15%   0.17%     76%    $ 56.1    40%     132%     3.7%
    MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:  $ 239    17.57%   0.21%     76%    $ 59.5    45%     132%     2.8%

    AVERAGES - ALL CONVERSIONS:                    $ 291    12.70%   0.39%    194%     $44.7    61%     118%     4.4%
    MEDIANS - ALL CONVERSIONS:                     $ 249     9.74%   0.26%     95%     $43.5    55%     123%     3.1%



                                                                              INSIDER PURCHASES
                                                                          ---------------------------
                                                    CONTRIBUTION TO
        INSTITUTIONAL INFORMATION                   CHARITABLE FOUND.     % OFF INCL. FDN.
        -------------------------                   ----------------      ----------------
                                                                            BENEFIT PLANS                INITIAL
                             CONVER.                        % OF               RECOG     STK     MGMT &  DIVIDEND
INSTITUTION                  DATE       TICKER      FORM  OFFERING      ESOP   PLANS    OPTION   DIRS.    YIELD
-----------                  ----       ------      ----  --------      ----   -----    ------   -----   --------
                                                            (%)         (%)     (%)      (%)     (%)(2)    (%)
STANDARD CONVERSIONS
Chicopee Bancorp, Inc.,* MA  7/20/06  CBNK-NASDAQ    S      8.0%        8.0%    4.0%     10.0%   3.1%     0.00%
Newport Bancorp, Inc.,* RI   7/7/06   NFSB-NASDAQ    S      8.0%        8.0%    4.0%     10.0%   5.0%     0.00%

    AVERAGES - STANDARD CONVERSIONS:                N.A.    N.A.        8.0%    4.0%     10.0%   4.1%     0.00%
    MEDIANS - STANDARD CONVERSIONS:                 N.A.    N.A.        8.0%    4.0%     10.0%   4.1%     0.00%

SECOND STEP CONVERSIONS
Liberty Bancorp, Inc. of MO  7/24/06  LBCP-NASDAQ   N.A.    N.A.        2.7%    4.5%      3.9%   3.6%     2.29%

First Clover Leaf Fin.
  Corp. of IL                7/11/06  FCLF-NASDAQ   N.A.    N.A.        0.0%    0.0%      0.0%   4.9%     2.80%
Monadnock Bancorp, Inc.
  of NH                      6/29/06  MNKB-OTCBB    N.A.    N.A.        6.0%    3.8%     10.0%   5.0%     0.00%

    AVERAGES - SECOND STEP CONVERSIONS:             NA      NA          2.9%    2.7%      4.6%   4.5%     1.70%
    MEDIANS - SECOND STEP CONVERSIONS:              NA      NA          2.7%    3.8%      3.9%   4.9%     2.29%

MUTUAL HOLDING COMPANY CONVERSIONS
Roma Financial Corp., NJ     7/12/06  ROMA-NASDAQ   C/S   200K/3.33%    8.0%    6.3%     15.8%   2.7%     0.00%
Seneca-Cayuga Bancorp,
  Inc., NY                   7/11/06  SCAY-OTCBB    N.A.    N.A.        8.7%    4.4%     10.9%  11.7%     0.00%
Northeast Community
  Bncp, Inc.*, NY            7/6/06   NECB-NASDAQ   N.A.    N.A.        8.7%    4.4%     10.9%   1.0%     0.00%

    AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:  NA      NA          8.5%    5.0%     12.5%   5.1%     0.00%
    MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:   NA      NA          8.7%    4.4%     10.9%   2.7%     0.00%

    AVERAGES - ALL CONVERSIONS:                     NA      NA          6.3%    3.9%      8.9%   4.6%     0.64%
    MEDIANS - ALL CONVERSIONS:                      NA      NA          8.0%    4.2%     10.0%   4.3%     0.00%


                                                                       PRO FORMA DATA
                                                    -------------------------------------------------------
                                                      PRICING RATIOS(3)             FINANCIAL CHARAC.
                                                    --------------------     ------------------------------
                             CONVER.                        CORE             CORE            CORE
INSTITUTION                  DATE       TICKER      P/TB    P/E      P/A     ROA      TE/A    ROE    PRICE
-----------                  ----       ------      ----    -----   ----     -----    -----   ----   ------
                                                    (%)     (x)     (%)      (%)      (%)     (%)(2)    ($)
STANDARD CONVERSIONS
Chicopee Bancorp, Inc.,* MA  7/20/06  CBNK-NASDAQ   71.3%   41.9x   16.5%     0.4%    23.2%   1.7%   $10.00
Newport Bancorp, Inc.,* RI   7/7/06   NFSB-NASDAQ   85.0%   38.8x   15.6%     0.4%    18.4%   2.2%   $10.00

    AVERAGES - STANDARD CONVERSIONS:                78.1%   40.4x   16.1%     0.4%    20.8%   1.9%   $10.00
    MEDIANS - STANDARD CONVERSIONS:                 78.1%   40.4x   16.1%     0.4%    20.8%   1.9%   $10.00

SECOND STEP CONVERSIONS
Liberty Bancorp, Inc. of MO  7/24/06  LBCP-NASDAQ  101.4%   26.8x   16.8%     0.6%    16.6%   3.8%   $10.00

First Clover Leaf Fin.
  Corp. of IL                7/11/06  FCLF-NASDAQ  109.4%   26.1x   28.5%     1.1%    26.1%   4.2%   $10.00
Monadnock Bancorp, Inc.
  of NH                      6/29/06  MNKB-OTCBB   112.5%  122.3x   12.6%     0.1%    11.2%   0.9%   $ 8.00

    AVERAGES - SECOND STEP CONVERSIONS:            107.7%   58.4x   19.3%     0.6%    17.9%   3.0%   $ 9.33
    MEDIANS - SECOND STEP CONVERSIONS:             109.4%   26.8x   16.8%     0.6%    16.6%   3.8%   $10.00

MUTUAL HOLDING COMPANY CONVERSIONS
Roma Financial Corp., NJ     7/12/06  ROMA-NASDAQ   77.9%   35.9x   30.4%     0.8%    25.2%   3.0%   $10.00
Seneca-Cayuga Bancorp,
  Inc., NY                   7/11/06  SCAY-OTCBB    80.3%   81.2x   13.9%     0.1%    11.5%   0.7%   $10.00
Northeast Community
  Bncp, Inc.*, NY            7/6/06   NECB-NASDAQ   84.1%   40.5x.  37.5%     0.8%    32.2%   2.6%   $10.00

    AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:  80.8%   52.5x   27.3%     0.6%    23.0%   2.1%   $10.00
    MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:   80.3%   40.5x   30.4%     0.8%    25.2%   2.6%   $10.00

    AVERAGES - ALL CONVERSIONS:                     90.2%   51.7x   21.5%     0.5%    20.5%   2.4%   $ 9.75

    MEDIANS - ALL CONVERSIONS:                      84.5%   39.7x   16.7%     0.5%    20.8%   2.4%   $10.00



                                                                                POST-IPO PRICING TRENDS
                                                   --------------------------------------------------------------------------------

        INSTITUTIONAL INFORMATION                                                    CLOSING PRICE:
        -------------------------                  --------------------------------------------------------------------------------
                                                    FIRST                AFTER                  AFTER
                             CONVER.               TRADING        %      FIRST        %         FIRST       %        THRU      %
INSTITUTION                  DATE       TICKER       DAY       CHANGE    WEEK(4)    CHANGE     MONTH(5)   CHANGE    9/1/05   CHANGE
-----------                  ----       ------     -------     ------    -------    ------     --------   ------    ------   ------
                                                     ($)         (%)      ($)        (%)         ($)       (%)        ($)     (%)
STANDARD CONVERSIONS
Chicopee Bancorp, Inc.,* MA  7/20/06  CBNK-NASDAQ   $14.46     44.6%     $14.25     42.5%      $14.52     45.2%      $14.61  46.1%
Newport Bancorp, Inc.,* RI   7/7/06   NFSB-NASDAQ   $12.80     28.0%     $12.88     28.8%      $13.10     31.0%      $13.62  36.2%

    AVERAGES - STANDARD CONVERSIONS:                $13.63     36.3%     $13.57     35.7%      $13.81     38.1%      $14.12  41.2%
    MEDIANS - STANDARD CONVERSIONS:                 $13.63     36.3%     $13.57     35.7%      $13.81     38.1%      $14.12  41.2%

SECOND STEP CONVERSIONS
Liberty Bancorp, Inc. of MO  7/24/06  LBCP-NASDAQ   $10.25      2.5%     $10.10      1.0%      $10.15      1.5%      $10.22   2.2%
First Clover Leaf Fin.
  Corp. of IL                7/11/06  FCLF-NASDAQ   $10.39      3.9%     $10.60      6.0%      $11.12     11.2%      $11.12  11.2%
Monadnock Bancorp, Inc.
  of NH                      6/29/06  MNKB-OTCBB     $8.00      0.0%      $7.60     -5.0%       $6.90    -13.8%       $6.75 -15.6%

    AVERAGES - SECOND STEP CONVERSIONS:              $9.55      2.1%      $9.43      0.7%       $9.39     -0.4%       $9.36  -0.7%
    MEDIANS - SECOND STEP CONVERSIONS:              $10.25      2.5%     $10.10      1.0%      $10.15      1.5%      $10.22   2.2%

MUTUAL HOLDING COMPANY CONVERSIONS
Roma Financial Corp., NJ     7/12/06  ROMA-NASDAQ   $14.10     41.0%     $14.24     42.4%      $14.66     46.6%      $15.23  52.3%
Seneca-Cayuga Bancorp,
  Inc., NY                   7/11/06  SCAY-OTCBB    $10.00      0.0%      $9.60     -4.0%       $9.40     -6.0%       $9.52  -4.8%
Northeast Community
  Bncp, Inc.*, NY            7/6/06   NECB-NASDAQ   $11.00     10.0%     $11.28     12.8%      $11.20     12.0%      $11.35  13.5%

    AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:  $11.70     17.0%     $11.71     17.1%      $11.75     17.5%      $12.03  20.3%
    MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:   $11.00     10.0%     $11.28     12.8%      $11.20     12.0%      $11.35  13.5%

    AVERAGES - ALL CONVERSIONS:                     $11.38     16.3%     $11.32     15.6%      $11.38     16.0%      $11.55  17.6%
    MEDIANS - ALL CONVERSIONS:                      $10.70      7.0%     $10.94      9.4%      $11.16     11.6%      $11.24  12.4%

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift.
(2) As a percent of MHC offering for MHC transactions.
(3) Does not take into account the adoption of SOP 93-6.
(4) Latest price if offering is less than one week old.
(5) Latest price if offering is more than one week but less than one month old.
(6) Mutual holding company pro forma data on full conversion basis.
(7) Simultaneously completed acquisition of another financial institution.
(8) Simultaneously converted to a commercial bank charter.
(9) Former credit union.

September 1, 2006

                                TABLE GOES HERE




                                       4.17

     C.   THE ACQUISITION MARKET

     Also considered in the valuation was the potential impact on Hampden's stock price of recently completed and pending acquisitions of other financial institutions operating in Massachusetts. As shown in Exhibit IV-4, between 2003 through year-to-date 2006, there were 15 mergers involving the acquisition of a Massachusetts-based savings institution. To the extent that acquisition speculation may impact the Bank's offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable or more significant level of acquisition activity as the Bank's market and, thus, are subject to the same type of acquisition speculation that may influence Hampden's stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Hampden's stock would tend to be less compared to the stocks of the Peer Group companies.

                             * * * * * * * * * * *

     In determining our valuation adjustment for marketing of the issue, we considered trends in the overall thrift market, the new issue market and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


     8.   MANAGEMENT

     Hampden's management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of Hampden's Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank's present organizational structure. The Bank currently does not have any senior management positions that are vacant.

     Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.


                                    4.18

Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

     9.   EFFECT OF GOVERNMENT REGULATION AND REGULATORY REFORM

     As a fully-converted FDIC and Massachusetts-regulated institution, Hampden will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

SUMMARY OF ADJUSTMENTS

     Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:


                                                Table 4.4
                                          Valuation Adjustments
                            Hampden Bancorp, Inc. and the Peer Group Companies

         KEY VALUATION PARAMETERS:                                                 VALUATION ADJUSTMENT
         ------------------------                                                  --------------------
         Financial Condition                                                       No Adjustment
         Profitability, Growth and Viability of Earnings                           Moderate Downward
         Asset Growth                                                              No Adjustment
         Primary Market Area                                                       Slight Downward
         Dividends                                                                 No Adjustment
         Liquidity of the Shares                                                   No Adjustment
         Marketing of the Issue                                                    No Adjustment
         Management                                                                No Adjustment
         Effect of Government Regulations and Regulatory Reform                    No Adjustment

VALUATION APPROACHES

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC and the Massachusetts Division of Banks, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Hampden's to-be-issued stock --


                                4.19
price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Hampden's prospectus for offering expenses, reinvestment rate, effective tax rate, Foundation and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

     RP Financial's valuation placed an emphasis on the following:

          - P/E APPROACH. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

          - P/B APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

          - P/A APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares


                                     4.20
issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of September 1, 2006, the pro forma market value of Hampden's conversion stock, inclusive of the shares issued to the Foundation was $60,112,500 at the midpoint, equal to 6,011,250 shares at $10.00 per share. Excluding the shares issued to the Foundation, the size of the offering at the midpoint value is equal to $57,250,000, or 5,725,000 shares.

     1. PRICE-TO-EARNINGS ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $1,020,000 for the 12 months ended June 30, 2006. In deriving Hampden's estimated core earnings for purposes of the valuation, the only adjustment made to reported earnings was to eliminate the expense related to a retirement plan for a former president of the Bank, which equaled $163,000 on an after-tax basis. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 35%, the Bank's core earnings were determined to equal $1,183,000 for the 12 months ended June 30, 2006. (Note: see
Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                           Table 4.5
                                           Hampden Bank
                    Derivation of Core Earnings - 12 Months Ended June 30, 2006

                                                                                               AMOUNT
                                                                                               -------
                                                                                               ($000)
         Net income                                                                            $1,020
         Addback: Former President Retirement Plan Exp.(1)                                        163
                                                                                               -------
           Core earnings estimate                                                              $1,183

(1)      Tax effected at 35%.


                                        4.21

     Based on Hampden's reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples at the $60.1 million midpoint value equaled 35.70 times and 32.55 times, respectively, which provided for premiums of 79.0% and 59.5% relative to the Peer Group's average reported and core P/E multiples of 19.94 times and 20.41 times, respectively (see Table 4.6). At the top of the superrange, the Bank's reported and core P/E multiples equaled 41.62 times and 38.35 times, respectively. In comparison to the Peer Group's average reported and core P/E multiples, the Bank's P/E multiples at the top of the superrange reflected premiums of 108.7% and 87.9% on a reported and core earnings basis, respectively.

     2. PRICE-TO-BOOK ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio to Hampden's pro forma book value. Based on the $60.1 million midpoint valuation, Hampden's pro forma P/B and P/TB ratios both equaled 74.51%. In comparison to the average P/B and P/TB ratios for the Peer Group of 138.38% and 146.36%, the Bank's ratios reflected a discount of 46.2% on a P/B basis and a discount of 49.1% on a P/TB basis. At the top of the superrange, the Bank's P/B and P/TB ratios both equaled 81.99%. In comparison to the Peer Group's average P/B and P/TB ratios, the Bank's P/B and P/TB ratios at the top of the superrange reflected discounts of 40.8% and 44.0%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

     3. PRICE-TO-ASSETS ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Hampden's value equaled 11.60% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.15%, which implies a discount of 18.0% has been applied to the Bank's pro forma P/A ratio.


                                    4.22

                              TABLE GOES HERE




                                      4.23

COMPARISON TO RECENT OFFERINGS

     As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, there have been two standard conversions completed within the past three months, which closed their offerings at a average fully-converted closing P/TB ratio of 78.1%. In comparison to this pro forma closing ratio, the Bank's P/TB ratio of 74.5% at the midpoint value reflects an implied discount of 4.6%. At the top of the superrange, the Bank's pro forma P/TB ratio of 82.0% reflected an implied premium of 5.0% relative to the two recent standard conversions. As of September 1, 2006, these two companies were trading at an average of $14.12 per share, or a P/TB ratio of 110.0%. Hampden's P/TB ratio of 74.5% at the midpoint value reflected an implied discount of 32.3% relative to this average ratio for the two recent standard conversions, and at the top of the superrange the discount narrows to 25.5%.

VALUATION CONCLUSION

     Based on the foregoing, it is our opinion that, as of September 1, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $60,112,500 at the midpoint, equal to 6,011,250 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $51,095,630 and a maximum value of $69,129,380. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 5,109,563 at the minimum and 6,912,938 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $79,498,790 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 7,949,879. Based on this valuation range, and excluding the shares to be issued to the Foundation, the offering range is as follows:


                                  4.24

$48,662,500 at the minimum, $57,250,000 at the midpoint, $65,837,500 at the maximum and $75,713,130 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 4,866,250 at the minimum, 5,725,000 at the midpoint, 6,583,750 at the maximum and 7,571,313 at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.6 and are detailed in Exhibit IV-7 and Exhibit IV-8.

                                    4.25